Exhibit 10.1

Dated                                                                  November 2015

(1)           The PERSONS NAMED IN SCHEDULE 1

and

(2)           Longbridge recruitment 360 limited

and

(3)           Staffing 360 solutions, Inc.

AGREEMENT TO BUY THE SHARES IN jm group LIMITED

Mishcon de Reya LLP

Africa House

70 Kingsway

London WC2B 6AH

Tel: 020 7440 7000

Fax: 020 7404 5982

Ref: NMD/SB/44694.4

E-mail: nick.davis@mishcon.com

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THIS AGREEMENT is dated                                                                        November 2015

PARTIES

(1)	The persons whose names and addresses are set out in column (1) of Part 2 of Schedule 1 (the Sellers, each a Seller).

(2)	LONGBRIDGE RECRUITMENT 360 LIMITED a company registered in England and Wales under number 06745176 whose registered office is at 18 King William Street, London EC4N 7BP (the Buyer).

(3)	Staffing 360 Solutions, Inc., a company registered in State of Nevada under number 4447620 whose registered office is at 641 Lexington Ave, Suite 1526, New York, NY 10022, United States of America (Staffing 360).

BACKGROUND

(A)	The Sellers, together with the Minority Shareholders, are the legal and beneficial owners of, and have agreed to sell to the Buyer, the entire issued share capital of JM Group Limited (excluding the Deferred Shares) (the Company).

(B)	More details of the Company are set out in Part A of Schedule 2.

AGREED TERMS

1.	DEFINITIONS AND INTERPRETATION

1.1	In this agreement the following definitions apply:

Accountants means the Sellers' Accountants and the Buyer's Accountants;

Accounts means the audited financial statements of the Company and the Subsidiaries as at and to the Accounts Date, comprising the individual accounts of the Company and the Subsidiaries, and in the case of the Company the consolidated group accounts of the Company and the Subsidiaries, including in each case the balance sheet, profit and loss account, the notes, the cash flow statement and the auditor's and directors' reports;

Accounts Date means 31 August 2014;

Agreed Form means, in relation to any document, in the form agreed by the parties to this agreement and signed or initialled or confirmed by email for the purpose of identification by or on behalf of the parties;

Anniversary Date has the meaning given to it in clause 3.8;

Anniversary TTM Gross Profit means the Gross Profit for the 12 month period ending on the Anniversary Date calculated in accordance with Schedule 5;

Associate means, in relation to any person, a person who is connected with that person determined in accordance with section 1122 of the Tax Act;

Auditors mean the auditors of the Company specified in Part A of Schedule 2;

Business Day means any day on which clearing banks generally are open for business in the City of London excluding Saturdays or Sundays;

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Buyer's Accountants means such firm of chartered accountants appointed by the Buyer for the purposes of this agreement;

Buyer Shares means the Initial Buyer Shares and the Earn-out Shares;

Buyer's Solicitors means Mishcon de Reya LLP, Africa House, 70 Kingsway, London WC2B 6AH or their successors in business or any other firm of solicitors appointed by the Buyer for the purposes of this agreement;

Buyer's Solicitors Bank Account means National Westminster Bank plc, sort code: 60-30-06 and account number: 36933112;

Claim for Tax has the meaning given to it in the Tax Schedule;

Companies Act means the Companies Act 2006;

Completion Accounts means the accounts prepared in accordance with clause 4.2 and Schedule 4;

Completion Amount has the meaning given in clause 3.2.2;

Completion means the performance by the parties of the obligations (to the extent not previously waived under this agreement) assumed by them under clause 7;

Completion TTM Gross Profit means the Gross Profit for the twelve month period ending on 31 October 2015;

Conduct Regulations means the Conduct of Employment Agencies and Employment Businesses Regulations 2003;

Confidential Information means secret or confidential, commercial, financial, marketing, technical or other information of any Group Company and know-how relating to the Group's projects, or the working of any of the processes or inventions it owns or uses including details of its research projects or its business (including its organisation and staff involved), lists, databases and details of clients, prices, terms and commissions, commercial relationships and negotiations and any information in respect of which any Group Company is bound by an obligation of confidence to a third party, in each case together with any reproductions of the information in any form or medium or any part(s) of it;

Deferred Shares means the 2,011,952 deferred shares of the Company held by JM Group Trustee Limited;

Disclosure Bundle means the bundle of documents annexed to, or forming the bundle of documents referred to in, the Disclosure Letter (and which forms part of the Disclosure Letter);

Disclosed means fairly and accurately disclosed in the Disclosure Letter in a manner and with sufficient detail to enable the Buyer to identify the nature and scope of the matter disclosed and to make a reasonably informed assessment of the matter disclosed and disclose, disclosure or any similar expression will be interpreted accordingly;

Disclosure Letter means the letter dated today in the Agreed Form from the Founders to the Buyer and which is delivered to the Buyer's Solicitors immediately before the execution of this agreement (and which includes the Disclosure Bundle);

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Earn-out Consideration means that part of the Purchase Price to be determined and paid after Completion as provided in clause 3.1 and Schedule 5;

Earn-out Shares means the shares of nominal value US$0.00001 each in the capital of Staffing 360 issued and allotted to the relevant persons referred to in Parts 2 and 3 of Schedule 1 and in accordance with Schedule 3 and Schedule 5;

Encumbrance means and includes any right, claim, interest or equity of any person (including any right to acquire, option, right of pre-emption or right of conversion) or any mortgage, charge (whether fixed or floating), pledge, lien or assignment or any other encumbrance, priority or security interest or arrangement over or in the relevant property;

Event has the meaning given to it in the Tax Schedule;

Expert has the meaning given in clause 5;

Founders means Stuart Milton and Louise Smith, whose details are set out in column 1 of Part 2 of Schedule 1, each a Founder;

GAAP means all Statements of Standard Accounting Practice, Financial Reporting Standards and Urgent Issues Task Force Abstracts issued or adopted by the Financial Reporting Council of the United Kingdom;

group in relation to an undertaking, means that undertaking, any subsidiary undertaking or parent undertaking of that undertaking and any subsidiary undertaking of any parent undertaking of that undertaking and member of the group includes any undertaking in the group;

the Group means the Company and the Subsidiaries and Group Company means any of them;

Gross Profit means Revenue less direct costs of services, consisting of contractor costs and reimbursable expenses;

Initial Buyer Shares means the 40,000 shares of nominal value US$0.00001 each in the capital of Staffing 360 issued and allotted to the Sellers as set out in Part 2 of Schedule 1 in accordance with clauses 3.4.2 and 7.3 and Schedule 3;

Initial Cash Payment means £750,000;

Initial Consideration has the meaning given in clause 3.2;

Insolvency Proceedings means any formal insolvency proceedings whether in or out of court, including proceedings or steps leading to any form of bankruptcy, liquidation, administration, receivership, arrangement or scheme with creditors, moratorium, stay or limitation of creditors' rights, interim or provisional supervision by a court or court appointee or any distress, execution or other process levied; or any winding up, striking off or dissolution (whether or not due to insolvency); or any event analogous to any of those events in any jurisdiction;

Joint Announcement means the joint announcement by the Sellers and the Buyer of the execution of this agreement in the Agreed Form;

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Minority Shareholders means Julie-Anne Brooks and Sylvia Bennett whose respective addresses are set out in Part 3 of Schedule 1, each a Minority Shareholder;

Minority Shareholder Sale Agreements means the share sale agreements between the Buyer, Staffing 360 and each Minority Shareholder in the Agreed Form, each a Minority Shareholder Sale Agreement;

Minority Shareholder Shares means the 31,399 ordinary shares of the Company held by Julie-Anne Brooks, the 120,000 ordinary shares of the Company held by Sylvia Bennett;

NASDAQ means the NASDAQ stock market;

NAV Estimate means the amount of £300,000;

Net Asset Value or NAV means the amount, by which the aggregate amount of the fixed and current tangible assets of the Group exceeds the aggregate amount of the liabilities of the Group each as shown in the Completion Accounts;

Optionholders means each of Anna Piatnoczka, Fiona Eddy, Simon Girven and Adam Drew, whose respective addresses are set out in Part 3 of Schedule 1, each an Optionholder;

Pension Scheme has the meaning given in paragraph 24.1 of Schedule 6;

Purchase Price has the meaning given in clause 3.1;

Prescribed Rate means the base rate of National Westminster Bank plc from time to time plus five (5) per cent;

Promissory Notes means the promissory notes in the Agreed Form promising to pay the sum of £500,000 in aggregate to the holders of such promissory notes, each a Promissory Note;

Property has the meaning given in paragraph 25 of Schedule 6;

Respective Proportion means, in relation to the relevant Seller and Minority Shareholder, the proportion which the number of ordinary shares held by it in the Company bears to the total number, excluding any Deferred Shares, of issued ordinary shares of the Company;

Revenue means the revenue of the Group, determined as follows: (i) revenue for temporary services (recognised at the time that the service is provided and revenue is recorded on a time and materials basis); (ii) temporary contracting revenue (recognised as gross when the Group Company acts as principal in the transaction and is at risk for collection); (iii) revenue that does not meet the criteria for gross revenue reporting (reported on a net basis); (iv) revenue generated when the Group Company permanently places an individual with a client on a contingent basis (recorded at the time of commencement of employment); and (v) revenue generated when the Group Company is engaged to place an individual with a client on a retained basis (recorded when the relevant client is invoiced), in a manner as consistently applied by the Group;

Second Payment means £500,000;

Sellers' Accountants means the Auditors or their successors in business or any other firm of chartered accountants appointed by the Sellers and notified to the Buyer for the purposes of this agreement;

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Sellers' Representatives means Stuart Milton and Louise Smith or any other person with a postal address in the United Kingdom as the Sellers or the Sellers' Solicitors notifies to the Buyer by at least 15 Business Days prior written notice with express reference to this agreement;

Sellers' Solicitors means Boodle Hatfield LLP, 240 Blackfriars Road, London SE1 8NW, or their successors in business or any other firm of solicitors appointed by the Sellers for the purposes of this agreement;

Sellers' Solicitors' Bank Account means the Boodle Hatfield LLP Client Account held with Coutts & Co. 440 Strand, London WC2R 0QS, sort code: 18-00-02 and account number: 04695887;

Shares means the founder shares, ordinary shares and B shares in the capital of the Company registered in the name of the Sellers as set out in column 2 of the table in Part 2 of Schedule 1 (but, for the avoidance of doubt, not the Deferred Shares);

Subsidiaries means the subsidiaries of the Company at the date of this agreement, details of which are set out in Part B of Schedule 2;

Taxation or Tax has the meaning given to it in the Tax Schedule;

Tax Act means the Corporation Tax Act 2010;

Tax Covenant has the meaning given to it in the Tax Schedule;

Tax Schedule means Schedule 10;

Tax Statute has the meaning given to it in the Tax Schedule;

Tax Warranty means any warranty set out in Part C of the Tax Schedule;

TCGA has the meaning given to it in the Tax Schedule;

undertaking, subsidiary undertaking and parent undertaking have the meanings set out in sections 1161 and 1162 of the Companies Act;

US$ means the lawful currency of the United States of America;

Warranties means the warranties contained in clause 6.1, the Tax Schedule and Schedule 6.

1.2	References in this agreement to statutory provisions are references to those provisions as amended, extended, consolidated or re-enacted from time to time and include the corresponding provisions of any earlier legislation and any orders, regulations, instruments or other subordinate legislation made under the statute concerned except to the extent that any amendment enacted after the date of this agreement would increase or extend the liability of any party.

1.3	General words are not to be given a restrictive meaning because they are preceded or followed by words indicating a particular class of acts, matters or things.

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1.4	Unless otherwise specified, words importing the singular include the plural, words importing any gender include every gender and words importing persons include bodies corporate and unincorporate and (in each case) vice versa.

1.5	References to clauses, Schedules and other provisions are references to clauses and other provisions of and Schedules to this agreement. The Schedules are part of this agreement as if set out in the main body of it.

1.6	The headings are for ease of reference only and do not affect the interpretation of this agreement.

1.7	References to this agreement or any other document are, where the context admits, references to this agreement or that other document as varied, supplemented, novated and/or replaced in any manner from time to time.

1.8	Obligations and liabilities assumed by more than one person are assumed severally unless otherwise stated.

1.9	References to any English legal or accounting term for any action, remedy, method of judicial proceeding, legal or accounting document, legal or accounting status, court, governmental or administrative authority or agency, accounting body, official or any legal or accounting concept practice or principle or thing in respect of any jurisdiction other than England are deemed to include what most approximates in that jurisdiction to the English legal or accounting term concerned.

1.10	References to time are to London time.

2.	SALE AND PURCHASE

2.1	Each Seller will sell and the Buyer will buy the full legal and beneficial ownership in the Shares shown opposite each such Seller's name in column (3) of Part 2 of Schedule 1 with effect from Completion together with all rights attaching or accruing to them now or in future.

2.2	Each of the Sellers covenant that:

2.2.1	the Shares are fully paid (or credited as fully paid) and, together with the Minority Shareholder Shares and the Deferred Shares, constitute the whole of the allotted and issued share capital of the Company;

2.2.2	the Sellers have full power and authority and the right to transfer the legal and beneficial title to the Shares on the terms of this agreement; and

2.2.3	on Completion the Shares will be free from any Encumbrance (whether or not known about by the Sellers or the Buyer).

2.3	Each of the Sellers waives and agrees to procure the waiver by any third party of any pre-emption or similar right which may exist in relation to the sale and purchase of the Shares under the articles of association of the Company (including, but not limited to, article 14.9) or otherwise.

2.4	For the avoidance of doubt, each of the Sellers hereby gives any and all consents required under the articles of association of the Company (including, but not limited to, article 9) in relation to the sale and purchase of the Shares.

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2.5	The Buyer's rights under this clause will not be affected by part payment of the Purchase Price at Completion in accordance with this agreement.

3.	Purchase Price

3.1	The aggregate consideration to be paid by the Buyer to the Sellers and the Minority Shareholders (the Purchase Price) for the Shares will be in aggregate the sum of the Initial Consideration and the Earn-out Consideration.

3.2	The Initial Consideration will be:

3.2.1	the Initial Cash Payment; plus

3.2.2	the Initial Buyer Shares (together with the Initial Cash Payment, the Completion Amount); plus

3.2.3	the Second Payment;

minus

3.2.4	if Net Asset Value is less than the NAV Estimate, the amount of the shortfall.

3.3	The Net Asset Value will be calculated in accordance with clause 4. After the date on which Net Asset Value becomes final and binding in accordance with clause 4, the Sellers will pay to the Buyer the amount of any adjustment to the Purchase Price under clause 3.2.4, together with interest on that amount, calculated daily from (but not including) the date of Completion, at the base rate of National Westminster Bank plc from time to time in force. Any payment made by the Sellers under this clause will be satisfied by a reduction in the amount of the Second Payment under the Promissory Notes, such reduction to be borne by each Seller and Minority Shareholder's in his/her Respective Proportion.

3.4	The Completion Amount shall be paid or satisfied on Completion by the Buyer:

3.4.1	paying the Initial Cash Payment in accordance with clause 7.3; and

3.4.2	issuing and allotting the Initial Buyer Shares to the Sellers in accordance with clause 7.3.

3.5	The Second Payment shall be satisfied by the Buyer on Completion by the Buyer issuing to the Sellers and the Minority Shareholders the Promissory Notes, credited as fully paid at par, in accordance with Parts 2 and 3 of Schedule 1.

3.6	The Earn-out Consideration will be determined and will be paid or satisfied in accordance with Schedule 5.

3.7	The Earn-out Payment will carry interest from the due date for payment up to the date of actual payment at the annual base rate of National Westminster Bank plc plus 10 percent, both before as well as after any judgment for payment of that amount or the liquidation of the paying party. The interest will be calculated daily.

3.8	If, on the date which is the first anniversary of the date of Completion (the Anniversary Date), the value of each Buyer Share issued and allotted to the Sellers (or, in the case of the Earn-out Shares, due to be issued and allotted to the Sellers and the Optionholders) is less than US$10, then the Buyer shall pay to the Sellers an amount equal to the difference between the average value of each Buyer Share for the 90 Business Days preceding the Anniversary Date (including the Anniversary Date itself) and US$10. For the purposes of this clause 3.8, the value of each Buyer Share on the Anniversary Date shall be a sum equal to the average of the middle market quotations for a Buyer Share on NASDAQ for such day or, if the Anniversary Date is not a Business Day, the next Business Day. Any payment made to the Sellers and the Optionholders (if applicable) under this clause will be made by telegraphic transfer of immediately available funds to the Sellers' Solicitors' Bank Account (in the case of the Initial Buyer Shares) on the date which is 5 Business Days after the Anniversary Date and (in the case of Earn-out Shares), the date which is 5 Business Days after the date on which the number of Earn-out Shares becomes final and binding in accordance with Schedule 5. If the Sellers and the Buyer dispute the amount to be paid under this clause 3.8, the matters in dispute must be referred to the Expert for final decision in accordance with clause 5 of this agreement.

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3.9	Staffing 360, as primary obligor, irrevocably and unconditionally:

3.9.1	guarantees, by way of a continuing guarantee to the Sellers, the payment and performance by the Buyer, when due, of the amounts due and payable under this agreement; and

3.9.2	undertakes to pay within 14 Business Days of demand by the Sellers, any part of the Purchase Price which the Buyer is due and liable to pay under this agreement, if the Buyer fails to pay such part of the Purchase Price when due and liable to pay it in accordance with this agreement, in the manner prescribed in this agreement as if it were the Buyer.

3.10	The obligations of Staffing 360 under clause 3.9 will not, in any way, be released, prejudiced, diminished or affected by any of the following:

3.10.1	any amendment to this agreement;

3.10.2	any time, forbearance or indulgence granted to the Buyer or any other person;

3.10.3	the taking, variation, renewal or release of, or refusal or neglect to perfect or enforce, any right, remedy or security against the Buyer or any other person; or

3.10.4	any legal limitation, disability or other circumstance relating to the Buyer or any unenforceability or invalidity of any obligation of the Buyer under this agreement.

3.11	The guarantee contained in clause 3.9 will remain in full force and effect until all the amounts and obligations referred to in clause 3.9 have been irrevocably paid and discharged in full.

4.	COMPLETION Accounts

4.1	As soon as possible after Completion and in any event on or before the date falling 10 Business Days after Completion (the Completion Accounts Deadline), the Sellers will procure that the Completion Accounts are prepared and sent to the Buyer.

4.2	The Completion Accounts must be prepared in accordance with Part A of Schedule 4 and include:

4.2.1	a consolidated balance sheet of the Group as at the close of business on the date of Completion and a consolidated profit and loss account of the Group for the period from and excluding the Accounts Date up to and including the date of Completion in the format set out in Part B of Schedule 4;

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4.2.2	a calculation and identification of the amount of the Net Asset Value, a pro forma for which is included in Part B of Schedule 4. If there is any inconsistency or conflict between the definition of Net Asset Value and the proforma, the definition will prevail;

4.2.3	a calculation and identification of the amount of the Completion TTM Gross Profit, a pro forma for which is included in Part B of Schedule 4. If there is any inconsistency or conflict between the definition of Completion TTM Gross Profit and the proforma, the definition will prevail,

4.3	The Buyer may on or before the date falling 10 Business Days after submission to the Buyer of the Completion Accounts (the Response Deadline), notify the Sellers in writing (the Response Notice) that the Buyer does not agree the Completion Accounts, setting out in reasonable detail the items in dispute and the adjustments (with a suitable explanation) which, in the opinion of the Buyer are required to be made. The items not identified in the Response Notice as being in dispute will be deemed to be agreed. If no Response Notice is received by the Sellers on or before the Response Deadline, the Buyer will be deemed to have accepted the Completion Accounts as being in accordance with this agreement, and the Completion Accounts and the amount of the Net Asset Value and the amount of Completion TTM Gross Profit stated in them will be final and binding on the parties.

4.4	If a Response Notice is received by the Sellers on or before the Response Deadline, the Sellers and the Buyer will have until the date falling 10 Business Days after the date on which the Response Notice is received (the Resolution Date) to agree the items in dispute and therefore the amount of the Net Asset Value and/or Completion TTM Gross Profit. The amount of the Net Asset Value and/or Completion TTM Gross Profit so agreed will (in the absence of fraud or manifest error) be final and binding on the parties.

4.5	If a Response Notice is given and the amount of the Net Asset Value and/or Completion TTM Gross Profit does not become final and binding under clause 4.4 by the Resolution Date then the matters outstanding or in dispute must be referred to the Expert for final decision in accordance with clause 5 of this agreement. The Expert will decide:

4.5.1	the matters outstanding or in dispute and therefore what revisions (if any) are required to be made to the Completion Accounts in order for them to comply with this clause 4; and

4.5.2	the amount of the Net Asset Value and/or Completion TTM Gross Profit.

4.6	Each party must procure (so far as such party is able) that the Sellers and the Buyer and the Accountants are given any documents and information as are reasonably required by the other (but not including advice on the Completion Accounts given to a party by its own Accountants) for the purpose of preparing or reviewing the Completion Accounts and access on reasonable notice and during normal working hours to relevant personnel, records and information in the control of the relevant party.

4.7	The Sellers and the Buyer will each pay the costs of their own Accountants.

4.8	No claim which the Buyer or the Company may have against the Sellers in respect of any breach of any of the Warranties or any other provision of this agreement will be affected, waived or limited by the determination of the Net Asset Value and/or Completion TTM Gross Profit under this agreement except to the extent provided in paragraph 5.1.1 of Schedule 7.

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5.	REFERENCES TO EXPERT

5.1	Any matter or dispute which, under the terms of this agreement, is to be determined under this clause 5 will be determined by an independent firm of chartered accountants appointed under this clause (the Expert).

5.2	The Sellers and the Buyer will use reasonable endeavours to agree the identity of the Expert and terms of engagement complying with this agreement with that person by no later than the date 20 Business Days after either of the Buyer or the Sellers first requests the other to approve a named firm for the purpose and provides draft terms of engagement of that firm. If terms of engagement have not been signed by or on behalf of that firm, the Sellers and the Buyer by that date, either the Buyer or the Sellers may apply to have the Expert chosen by the President of the Institute of Chartered Accountants in England and Wales. The Sellers and the Buyer will cooperate in good faith to agree terms of engagement complying with this agreement with the firm chosen (Terms) by no later than 15 Business Days after the date on which the terms of engagement of the firm chosen by the President are received by both of them. Neither will unreasonably withhold consent to the terms of engagement of the firm chosen.

5.3	The Expert will act on the following basis:

5.3.1	as an expert and not as an arbitrator and his written determination will be final and binding on the parties (save in the event of fraud or manifest error, in which case the error must be rectified as soon as practical);

5.3.2	the Expert need only decide the matters which this agreement provides should be decided by the Expert under this clause and not any additional or separate issues subsequently raised by the parties;

5.3.3	the Expert will provide his decision and any calculation, statement or accounts to be provided by the Expert in writing to the parties on or before the date falling 20 Business Days after the date of the Expert's engagement;

5.3.4	the Sellers and the Buyer may make representations to the Expert in writing (and each will copy their representations to the other party); and

5.3.5	except as set out in this clause 5, the Expert may decide on the procedure to be followed in reaching his decision.

5.4	The parties will each use all reasonable endeavours to co-operate with the Expert to enable the decision to be reached in the time provided in this agreement. They will give, and so far as they are able to do so will procure that each Group Company will give, the Expert all facilities, information and access to their respective premises and personnel, papers, books, accounts and records as the Expert may reasonably require for the purposes of the Expert's decision. If any party does not comply with any request within any time specified by the Expert, the Expert may make any assumption for the purposes of giving a decision under this agreement.

5.5	The costs of the Expert (including the costs and fees of any advisers appointed by the Expert) will be shared equally by the Buyer on the one hand and the Sellers on the other.

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6.	WARRANTIES

6.1	Except as Disclosed, the Founders severally warrant to the Buyer as set out in Schedule 6 and Part C of the Tax Schedule.

6.2	Unless the context otherwise expressly requires, any reference in Schedule 6 or Part C of the Tax Schedule to the Company means the Company and each of the Subsidiaries separately so that the Warranties are given in respect of each company separately.

6.3	Any warranty or reference made in the Disclosure Letter or any reply to enquiries raised by the Buyer's Solicitors which is qualified by the expression "to the best of the knowledge, information and belief of the Founders" or "so far as the Founders are aware" or similar expression is deemed to be given to the best of the knowledge, information and belief of the Sellers after the Sellers have made due and careful enquiries.

6.4	Except as Disclosed and except as set out in clause 6.5, nothing of which the Buyer may have knowledge (including constructive, implied or imputed knowledge) will prejudice any claim which the Buyer may bring or reduce any amount recoverable by the Buyer under the Warranties.

6.5	The Buyer may not bring a claim for breach of the Warranties if and to the extent that the Buyer is, at the date of this agreement, actually aware of any fact, matter, event or circumstance as a result of which it is, at the date of this agreement, reasonably apparent to the Buyer that the Buyer would be entitled to bring that claim after Completion. For the purposes of this clause, the knowledge of the Buyer will be deemed to be the actual knowledge of Brendan Flood. For the purposes of this clause 6.5, the Buyer confirms to the Founders that Brendan Flood has read in full all due diligence reports prepared both by the Buyer and/or Staffing 360, or by their respective advisers in relation to the Group.

6.6	No right of the Buyer in respect of the Warranties will be waived by Completion.

6.7	The Sellers waive any claim the Sellers may have against any Group Company or any of their officers, agents or employees in relation to the completeness or accuracy of any information supplied (or failure to supply information) to the Sellers, the Buyer or their respective advisers in connection with this agreement or any document executed or delivered under it.

6.8	Each Warranty is separate and, unless specifically otherwise provided, is not limited or affected by any other Warranty.

6.9	The provisions of Schedule 7 will limit the liability of the Founders as provided in that Schedule.

6.10	Any liability of St Cross Trustees Limited under this agreement shall not be personal but shall at all times and in all circumstances be limited to the value of the Helpsonic Limited Pension Fund.

7.	COMPLETION

7.1	Completion will take place at the offices of the Buyer's Solicitors (or such other place as the parties may agree) immediately after execution of this agreement.

7.2	On Completion, the Sellers will deliver to the Buyer's Solicitors the documents and evidence listed in Part A of Schedule 8 and procure that decisions of the board of each Group Company are passed dealing with the matters set out in Part B of Schedule 8.

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7.3	Following compliance with clause 7.2 and the provisions of Schedule 8, on Completion the Buyer will (and in the case of clause 7.3.1 and 7.3.4, Staffing 360 shall procure that the Buyer will):

7.3.1	remit the Initial Cash Payment by telegraphic transfer of immediately available funds to the Sellers' Solicitors' Bank Account;

7.3.2	issue and allot the Initial Buyer Shares to the Sellers in accordance with Schedule 3;

7.3.3	issue to the Sellers and the Minority Shareholders, credited as fully paid at par, the Promissory Notes in accordance with Part 2 and Part 3 of Schedule 1; and

7.3.4	deliver to the Sellers' Solicitors the documents and evidence listed in Part D of Schedule 8.

7.4	If all the events referred to in clause 7.2 do not take place within 18 hours after the execution of this agreement, then this agreement will be of no effect and no party will have any claim against or liability to any other under this agreement except for breach of its obligations under that clause 7.2 and except that this clause 7.4 and clauses 1, 9 and 14 to 27 inclusive will continue to have effect.

8.	Right of set-off

8.1	If at any time before the date or dates on which any amount payable by the Buyer to the Sellers under this agreement is due to be paid, the Buyer and/or any Group Company has made any claim against the Sellers under this agreement (whether under the Warranties or otherwise) (a Claim) and the Claim has not at that date been paid or satisfied by the Sellers under this agreement:

8.1.1	if the Claim has been both settled and an amount payable determined by the settlement in question in accordance with clauses 8.4 to 8.6 in favour of the Buyer and/or any Group Company, the Buyer may deduct from any payment due to the Sellers (including, without limitation, any amounts outstanding in respect of Promissory Notes issued to those Sellers) the amount determined as payable in respect of the Claim;

8.1.2	if the amount of the Claim has not been fully settled in accordance with clauses 8.4 to 8.6, and the Buyer has obtained and provided the Sellers with an opinion from an English counsel of at least 10 years' call that the Claim has a better than 50% chance of success, the Buyer will on the due date for payment place on cash deposit in a separate account opened by the Buyer's Solicitors and the Sellers' Solicitors an aggregate amount equal to the alleged amount of the Claim which has not been settled in accordance with clauses 8.4 to 8.6 and any amount which has not been deducted by the Buyer under clause 8.1.1 and that payment will satisfy the same amount of the obligation of the Buyer to make the relevant payment.

8.2	When any Claim in respect of which a payment has been placed on cash deposit under this clause 8 has been both settled and an amount payable determined by the settlement in question in accordance with clauses 8.4 to 8.6 in favour of the Buyer and/or any Group Company, an amount of the cash deposit equal to the amount determined as payable will promptly be paid to the Buyer.

8.3	Where all Claims have been both fully settled and the amount payable to the Buyer and/or any Group Company, if any, determined by a settlement or settlements in accordance with clauses 8.4 to 8.6 and the amount determined as payable to the Buyer and/or any Group Company has been paid to the Buyer and/or any Group Company, the balance (if any) of the cash deposit will be released to the Sellers. Any money payable to the Sellers under this clause will be paid to the Sellers' Solicitors on behalf of the Sellers.

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8.4	For the purposes of this clause 8 a Claim is deemed to be settled if:

8.4.1	it is agreed in writing by the Buyer to be withdrawn or discontinued;

8.4.2	the Sellers and the Buyer agree in writing that it is settled;

8.4.3	subject to clause 8.3, it is decided by a court of competent jurisdiction;

8.4.4	the Buyer files a notice of acceptance of an offer made by the Sellers under Part 36 of the Civil Procedure Rules 1998 or a notice of acceptance of an offer made by the Buyer under Part 36 of the Civil Procedure Rules 1998 is filed by the Sellers; or

8.4.5	subject to clause 8.3, it is subject to an award of an arbitration tribunal.

8.5	For the purposes of this clause 8 a Claim is only settled if either no right of appeal lies or the time allowed for appeals has elapsed.

8.6	For the purpose of clauses 8.1 and 8.2, a Claim may be "settled" more than once for example (without limitation) where only part of the Claim is settled in one way and the rest continues to be dealt with another way or if damages or quantum are determined, but not costs or costs are determined, but not quantum. Clauses 8.1 and 8.2 will apply each time that part of the Claim is settled, provided that an amount is determined as being payable to the Buyer and/or any Group Company by the settlement in question. References in this clause 8 to "fully settled" are to the whole Claim (and not part only of it) being settled so that no costs order or award of damages is awaited and no part of the Claim awaits decision or resolution in any way.

8.7	The release of any amount from the cash deposit in satisfaction of any Claim will be made first out of principal and then out of interest. Subject to that, and to the retention of any interest on cash deposit on account of any Claim which has not at the relevant time been fully settled, any interest earned on a principal amount released from cash deposit will be paid to the person receiving it at the same time as the principal is released.

9.	Announcements and CONFIDENTIALITY

9.1	Save for the Joint Announcement, no party will make any announcement relating to the existence, terms or subject matter of this agreement without prior written approval, in the case of the Sellers, by the Buyer or, in the case of the Buyer, by the Sellers.

9.2	The Sellers will not (and will procure that none of the Sellers' Associates will) disclose to any person or make use of any Confidential Information.

9.3	The Sellers will keep confidential all information acquired by the Sellers about the Buyer’s group (as such group is constituted immediately before Completion) and will use the information only for the purposes contemplated by this agreement.

9.4	The Buyer will keep confidential all information acquired by the Buyer about the Sellers (and will use the information only for the purposes contemplated by this agreement).

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9.5	The obligations of confidence set out in clauses 9.1, 9.2, 9.3 and 9.4 do not apply to the extent that disclosure is required by law or any competent regulatory authority, to give effect to this agreement, where the information in question has become public otherwise than as a result of its wrongful disclosure to any person or, in the case of the Buyer, to disclosures to bona fide prospective assigns under clause 18.3. The Sellers undertake to supply the Buyer or any Group Company with any information about the Sellers or the Group as the Buyer or any Group Company may reasonably require for the purposes of complying with any legal or regulatory requirement.

10.	RESTRICTIve covenants

10.1	In this clause 10:

Capacity means as agent, consultant, director, employee, owner, shareholder or in any other capacity;

Covenantors means each of the Founders;

Customer means any Person who or which at any time during the Relevant Period, to the Covenantor's knowledge, (i) was provided with goods or services by any Group Company; or (ii) was in the habit of dealing with any Group Company;

Investment means any holding as a bona fide investment of not more than five per cent of the total issued share capital in any company, whether or not its shares are listed or dealt in on any recognised investment exchange, as defined in section 285 of the Financial Services and Markets Act 2000 provided that company does not carry out a business similar to or competitive with any business at the relevant time carried on by any Group Company;

Key Employee means each of Simon Girven, Fiona Eddy, Anna Piatnoczka, Adam Drew and Duncan Shaw;

Person means any person, firm, company or entity;

Prospective Customer means any Person to whom or which, during the period of six months before Completion, to the Covenantor's knowledge, any Group Company had submitted a tender, made a pitch or presentation or with whom or which it was otherwise negotiating for the supply of goods or services;

Relevant Period means the period of 24 months ending on Completion;

Restricted Business means the business of providing recruitment services in the information technology sector, and any other business carried out by any Group Company at Completion; and

Supplier means any Person who or which, to the Covenantor's knowledge was at any time during the Relevant Period a supplier of services or goods (other than utilities and goods or services supplied for administrative purposes) to any Group Company.

10.2	Each Covenantor covenants with the Buyer that the Covenantor will not:

10.2.1	for 24 months following Completion be engaged, concerned or involved in any Capacity with any business which is (or intends to be) in competition with any Restricted Business;

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10.2.2	for 24 months following Completion solicit or endeavour to entice away from any Group Company the business or custom of a Customer or Prospective Customer;

10.2.3	for 24 months after Completion be involved with the provision of goods or services to, or otherwise have any business dealings with, any Customer or Prospective Customer in the course of any business which is in competition with any Restricted Business;

10.2.4	for 24 months after Completion be involved with the receipt of goods or services from any Supplier where that receipt would adversely affect the ability or willingness of the Supplier to meet the requirements of any Group Company;

10.2.5	for 24 months following Completion offer to employ or engage or otherwise endeavour to entice away from any Group Company any Key Employee (whether or not that person would breach their contract of employment or engagement);

10.2.6	for 24 months following Completion employ or engage or facilitate the employment or engagement of any Key Employee (whether or not that person would breach their contract of employment or engagement) in any business which is in competition with any Restricted Business;

10.2.7	at any time after Completion indicate a connection or continuing interest in the business of any Group Company which may be misleading or use any registered names or trading names associated with any Group Company; or

10.2.8	at any time after Completion, use:

(a)	the words "JM"; or

(b)	any trade or service mark, business or domain name, design, logo, style or get-up which, at Completion, was or had been used by any Group Company; or

(c)	anything which is, in the reasonable opinion of the Buyer, capable of confusion with such words, mark, name, design, logo, style or get-up.

10.2.9	The covenants in clause 10.2 are intended for the benefit of the Buyer and each Group Company and apply to actions carried out by the Covenantor in any capacity and whether directly or indirectly, on the Covenantor's own behalf, on behalf of any other person or jointly with any other person.

10.3	No restriction in clause 10.2 will prevent the Covenantor from:

10.3.1	holding an Investment;

10.3.2	being engaged or concerned in any business carried on in geographical areas where that business is not in competition with any Restricted Business; or

10.3.3	being a shareholder of the Buyer.

10.4	The restrictions in clause 10.2 are separate from any service agreement, contract of employment or other agreement or arrangement with the Covenantor and termination of any of those agreements or arrangements will not affect the enforceability of the restrictions in clause 10.2.

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11.	RELEASE OF GUARANTEES AND INDEMNITIES

11.1	To the extent that a Seller or any of such Seller's Associates has the benefit of any guarantee and/or indemnity which any Group Company has given (whether alone or jointly with others) in respect of any obligations of such Seller or such Seller's Associates ("Guarantee and/or Indemnity"), the Sellers will use reasonable endeavours to (which will include procuring a bank or other person to act as substitute guarantor or indemnifier) to secure the release of each Group Company with effect from Completion from any and all such Guarantees and/or Indemnities. Until that release, the Sellers will pay to the Buyer (for itself and as agent and trustee for each Group Company) on demand the amount of all costs and expenses which may arise under or in connection with any such Guarantee and/or Indemnity or be incurred because of a requirement that any such Guarantee and/or Indemnity be honoured or enforced.

11.2	The Sellers irrevocably and unconditionally waives, releases and discharges (and, as the case may be, undertakes to procure such waivers, releases and discharges from each of its Associates for) each Group Company from any and all claims any Seller and each of its Associates has now, or may have at any time in the future, against any Group Company pursuant to the terms of the articles of association of any Group Company, any other agreement and in respect of any indebtedness owing to any such Seller or any of his Associates.

12.	TAX COVENANT

The Tax Covenant will come into effect at Completion.

13.	Employment Stock Plan

Staffing 360 agrees that, after the date of Completion, it will work with the Sellers to introduce and implement, as soon as reasonably practicable, a Group employee stock plan to allow certain agreed named employees of the Group to be awarded in aggregate 10,000 shares of nominal value US$0.00001 each in the capital of Staffing 360 ("Employee Shares").

14.	SELLERS' REPRESENTATIVEs

14.1	Any notice, consent, agreement, direction or waiver required or permitted to be given or made by all or some of the Sellers (as the case may be) under this agreement will be validly given or made on their behalf if given or made by the Sellers' Representatives for the purposes of this agreement and will be binding on the relevant Sellers.

14.2	The Sellers authorise the Sellers' Representatives to act in the way contemplated by this agreement and to take any decision as he may decide in his absolute discretion and, provided he acts in good faith, the Sellers' Representatives will have and accepts no liability to the Sellers or to any other person other than the Buyer in connection with or as a result of anything which the Sellers' Representatives does, refrains from doing or neglects or omits to do in connection with any matter relating to this agreement.

15.	notices and SERVICE of proceedings

15.1	Any notice or other communication given or made in connection with this agreement must be in writing, signed by or on behalf of the party giving it and in English.

15.2	Other than as expressly permitted in this agreement, any such notice or communication must be served by delivering it personally or sending it by pre-paid recorded or special delivery post (or in relation to any notice or communication for the purpose of agreeing the Completion Accounts and the Gross Profit Statement only, by email) to the address and for the attention of the relevant party set out in clause 15.3. Provided that it has been correctly addressed as set out in clause 15.3, the notice or communication will (in the absence of earlier receipt) be deemed to have been received:

15.2.1	if delivered personally, at the time of delivery;

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15.2.2	in the case of pre-paid first class post, two Business Days after the date of posting

15.2.3	in the case of email, when received in legible form and in any event within one hour of the notice being sent.

If receipt would under this clause be deemed to occur outside 9.30 a.m. to 5.30 p.m. (London time) on a Business Day (Working Hours) the notice or communication will instead be deemed to have been received at the start of the next period of Working Hours.

15.3	The addresses for service of the parties are as set out below (or any other as may be notified by at least five Business Days' notice in writing from time to time by the relevant party to the other parties in accordance with this clause 15):

15.3.1	Buyer: For the attention of: Brendan Flood, at address: 18 King William Street, London, EC4N 7BP (email: brendan@staffing360solutions.com);

With a copy to: Mishcon de Reya LLP, Africa House, 70 Kingsway, London WC2B 6AH, marked for the attention of Nick Davis; and

15.3.2	Sellers and the Sellers' Representatives: their respective details as set out in Part 2 of Schedule 1,

With a copy to: Boodle Hatfield LLP, 240 Blackfriars Road, London SE1 8NW, marked for the attention of Richard Beavan.

15.4	Other than as expressly permitted by this agreement, for the avoidance of doubt, notice given under this agreement will not be validly given if sent by electronic means or in electronic form (each as defined in section 1168 of the Companies Act).

15.5	Each party irrevocably consents to service of any pre-action process (including any applications to the courts) and/or proceedings arising in relation to this agreement and any papers or documents in relation to those proceedings (Service Documents) on it in accordance with the provisions of this clause 15, without prejudice to the right of any party to serve Service Documents in any other manner permitted by law.

16.	Costs

Except as otherwise expressly provided in this agreement, each party will pay its own costs and expenses incurred in relation to the negotiation, preparation and implementation of this agreement and the documents referred to in it.

17.	Assignment and Successors

17.1	This agreement is binding on and will enure for the benefit of the parties' personal representatives and successors in title.

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17.2	Subject to clause 17.3, the parties may not assign, sub-contract, hold on trust or otherwise transfer all or any part of the benefit of this agreement.

17.3	The Buyer may at any time assign, sub-contract, hold on trust or otherwise transfer all or any part of its rights and benefits under this agreement to:

17.3.1	to any member of the Buyer's group for so long as that member remains part of the Buyer's group; and

17.3.2	by way of security to any bank or third party acting as lender to any Group Company, any member of the Buyer's group or any nominee of that bank or third party lender.

17.4	Any assignee permitted under clause 17.3 may in its own right enforce any term of this agreement in accordance with the terms of the agreement as if it were a party and may recover under this agreement as if it had acquired the Shares for the Purchase Price and on the other terms of this agreement and had sustained all diminutions of value, losses and expenses in consequence of the acquisition as may have been sustained by the Buyer and any subsequent holder of the Shares.

18.	Continuing agreement

This agreement (other than obligations which have already been performed) will remain in effect after Completion.

19.	Further assurance

The Sellers agrees to promptly execute and deliver any document or do anything which the Buyer may reasonably require at or after Completion to give full effect to the provisions of this agreement. This will include: vesting in the Buyer (or as it directs) the legal and beneficial ownership of the Shares; and vesting in the Group, or the other member of the Buyer's group as the Buyer may direct, ownership and title and all rights of the Sellers in respect of all intellectual property owned by or vested in the Sellers, which relates to the business of the Group.

20.	Entire agreement

This agreement (together with the documents referred to in it) constitutes the entire agreement between the parties with respect to the matters dealt with in it and supersedes any previous agreement between the parties in relation to them.

21.	remedies, variation and waiver

21.1	Except as expressly otherwise provided in this agreement, the rights and remedies of any party under it or in any document referred to in it are in addition to and will not affect any other right or remedy available to that party, whether under this agreement or otherwise.

21.2	No party may change this agreement or any Agreed Form document without the written consent of all the parties.

21.3	The failure to exercise or delay in exercising a right or remedy provided by this agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies and no single or partial exercise of any right or remedy provided under this agreement will prevent or restrict the further exercise of that or any other right or remedy.

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21.4	A waiver of a breach of any of the terms of this agreement or of a default under this agreement does not constitute a waiver of any other breach or default and will not affect the other terms of this agreement.

21.5	Except as expressly provided otherwise in this agreement, Completion will not constitute a waiver of any breach of this agreement whether or not known at the time of Completion.

22.	Severable provisions

22.1	If any provision of this agreement (including under clause 10) is void or unenforceable in any jurisdiction then it will be severed from this agreement insofar as it relates to that jurisdiction only and that invalidity or unenforceability will not affect the other provisions of this agreement or the relevant provision in any other jurisdiction which will remain in full effect.

22.2	If any provision of this agreement (including under clause 10) is so found to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted or the period, area or scope of application of the provision were reduced, the provision in question will apply with any modification(s) that may be necessary to make it valid and enforceable in the relevant jurisdiction but will continue to apply without any modification in all other relevant jurisdictions.

22.3	The parties agree, in the circumstances referred to in clause 22.1 and if clause 22.2 does not apply to attempt to substitute for any invalid or unenforceable provision in respect of any jurisdiction in which it has been held to be invalid or unenforceable a valid and enforceable provision which achieves to the greatest extent possible the same effect as would have been achieved by the provision which is invalid or unenforceable in that jurisdiction. The obligations of the parties in the relevant jurisdiction under any invalid or unenforceable provision of this agreement will be suspended while the parties attempt to agree the substitution.

23.	Payments

23.1	Other than as expressly stated otherwise, if any payment to be made under this agreement is not paid on the due date, it will carry interest calculated on a daily basis, after as well as before any judgment for it or the liquidation of the paying party, at the Prescribed Rate from the due date until the date of actual payment (both dates inclusive). That interest will be paid by the payer on demand to the person entitled to payment.

23.2	Any payment made to the Sellers' Solicitors under the terms of this agreement will be deemed to be made to the Sellers (or other persons entitled to the payment) and will absolutely discharge the Buyer from the payment obligation. The Buyer need not see to its application.

23.3	Where a provision in this agreement provides that a payment be made by the Sellers to the Buyer, that payment will be treated as a reduction in the consideration for the Shares. Subject to limitations set out in this agreement, this does not affect the liability of the Sellers to make any payment which, in aggregate, exceeds the purchase consideration for the Shares.

24.	THIRD PARTY RIGHTS

The provisions of clauses 6.7, 9 and 10 are intended to benefit (but may be enforced only with the prior written consent of the Buyer by) each Group Company, and (in the case of clause 6.7), also its officers, agents and employees. Otherwise, only a party to this agreement has a right under the Contracts (Rights of Third Parties) Act 1999 to rely on or enforce any term of it. The parties may rescind, amend or vary any term of this agreement without the consent of any third party.

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25.	Counterparts

The parties may execute this agreement in any number of copies and on separate copies. Each executed copy will be an original and all the executed copies together form one agreement.

26.	Law and jurisdiction

This agreement and any non-contractual obligations arising out of or in connection with it will be governed by and construed in accordance with English law. The parties irrevocably submit to the exclusive jurisdiction of the English Courts.

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Schedule 1- The Sellers

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Schedule 2 - The Company and the Subsidiaries

Part A – the company

1.	Registered number: 03045015

2.	Place of incorporation: England and Wales

3.	Date of incorporation: 11 April 1995

4.	Issued share capital: 7,045,155 ordinary shares of £0.01 each, 86,750 Founder shares of £0.01 each and 400,000 B shares of £0.01 each and 2,011,952 deferred shares of £0.01 each.

5.	Registered office: 3A London Wall Buildings, London Wall, London, EC2M 5SY

6.	Directors: Stuart Milton, Louise Smith and Dave Pye

7.	Company secretary: Adam Drew

8.	Accounting reference date: 31 August

9.	Auditors: PricewaterhouseCoopers LLP of 1 Embankment Place, London, WC2N 6RH

10.	Date of latest accounts filed: 31 August 2014

Part B - The Subsidiaries

The JM Group (IT Recruitment) Limited

1.	Name: The JM Group (IT Recruitment) Limited

2.	Registered number: 02979206

3.	Place of incorporation: England and Wales

4.	Date of incorporation: 14 October 1994

5.	Issued share capital: 2 ordinary shares of £2 each

6.	Beneficial owner and registered holder of the issued share capital: The JM Group Limited

7.	Registered office: 3A London Wall Buildings, London Wall, London, EC2M 5SY

8.	Directors: Adam Drew, Fiona Eddy, Simon Girven, Stuart Milton and Louise Smith

9.	Company secretary: Adam Drew

10.	Accounting reference date: 31 August

11.	Auditors: PricewaterhouseCooper LLP of 1 Embankment Place, London, WC2N 6RH

12.	Date of latest accounts filed: 31 August 2014

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The JM Group Trustee Limited

1.	Name: The JM Group Trustee Limited

2.	Registered number: 04004595

3.	Place of incorporation: England and Wales

4.	Date of incorporation: 31 May 2000

5.	Issued share capital: 2 ordinary shares of £2 each

6.	Registered holder of the issued share capital: The JM Group Limited

7.	Registered office: 3A London Wall Buildings, London Wall, London, EC2M 5SY

8.	Directors: Stuart Milton and Louise Smith

9.	Company secretary: Adam Drew

10.	Accounting reference date: 31 August

11.	Auditors: PricewaterhouseCooper LLP of I Embankment Place, London, WC2N 6RH

12.	Date of latest accounts filed: 31 August 2014

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Schedule 3 – buyer shares

1.	DEFINITIONS

For the purposes of this Schedule 3, the following words and expressions will have the following meanings:

Buyer's Common Stock means the common stock in the capital of Staffing 360, having a par value per share of US$0.00001;

Regulation S means Regulation S under the Securities Act.

SEC Documents means all reports filed by Staffing 360 under the Securities Act.

Securities Act means the United States Securities Exchange Act of 1933 and the rules and regulations promulgated thereunder.

2.	ISSUE AND ALLOTMENT OF BUYER SHARES

Staffing 360 shall issue the Buyer Shares free and clear of all Encumbrances and the Buyer's Shares will have all rights attached to the Buyer’s Common Stock issued to or held by all the other shareholders of Staffing 360 as at the date of issue of the relevant Buyer’s Shares.

3.	REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of Staffing 360

3.1.1	Staffing 360 hereby represents and warrants to the Sellers the following as of the date of Completion:

(a)	It has all due authority to issue the Buyers Shares to the Sellers under this agreement;

(b)	Neither Staffing 360 nor any of its “affiliates” (as defined in Regulation 501 under the Securities Act) nor any person acting on its or their behalf has engaged or will engage in any “directed selling efforts” (as defined in Regulation S under the Securities Act) in connection with the offering of the Buyer Shares and it has complied and will comply with the offering restriction requirements of Regulation S under the Securities Act.

3.2	Representations and Warranties of the Sellers

3.2.1	Each Seller to whom Buyer Shares are issued hereby represents and warrants the following as of the date of Completion:

(a)	it has not (and its “affiliates” (as defined in Regulation 501 under the Securities Act) have not) engaged or will engage in any “directed selling efforts” (as defined in Regulation S under the Securities Act) with respect to the Buyer Shares issued to him, and it and they have complied and will comply with the offering restrictions requirements of Regulation S.

(b)	it is not a U.S. Person (as defined under Regulation S) and is located outside the United States.

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(c)	it will be acquiring the Buyer Shares for his own account for investment and not with a view toward the resale, transfer or distribution thereof and has no present intention of selling or distributing any of such Buyer Shares or any arrangement or understanding with any other persons regarding the sale or distribution of such Buyer Shares. Each Seller will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Buyer Shares except in compliance with applicable US securities laws.

(d)	it has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of an investment in the Buyer Shares, and has so evaluated the merits and risks of such investment. Each Seller is able to bear the economic risk of an investment in the Buyer Shares and is able to afford a complete loss of such investment.

(e)	it would not be acquiring the Buyer Shares as a result of any form of general solicitation or general advertisement within the meaning of Rule 502(c) under the Securities Act.

(f)	it has been afforded (i) the opportunity to ask such questions as he has deemed necessary of, and to receive answers from, representatives of Staffing 360 concerning the terms and conditions of the offering of the Buyer Shares and the merits and risks of investing in the Buyer Shares; (ii) access to information about Staffing 360 and its financial condition, results of operations, businesses, properties, management and prospects sufficient to enable it to evaluate its investment, including, without limitation, the SEC Documents, and the Seller has had the opportunity to review the SEC Documents; and (iii) the opportunity to obtain such additional information that Staffing 360 possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Any materials provided to the Seller prior to the date hereof do not constitute representations or warranties by Staffing 360.

(g)	it understands and acknowledges that no US federal or state agency has passed upon or made any recommendation or endorsement of the Buyer Shares or an investment therein.

(h)	it has not offered or sold, and will not offer and sell any Buyer Shares (i) provided that subject to further restrictions in paragraph 3.4, as part of their distribution at any time and (ii) otherwise until six months after the date of Completion, except in accordance with Regulation S (or otherwise in accordance with, or pursuant to, an applicable exemption from the registration requirements of the Securities Act), and it has not and will not engage in any hedging transactions involving the Buyer Shares unless in compliance with the Securities Act.

3.3	Share Certificates

3.3.1	The Buyer Shares have not been and will not be registered under the Securities Act, and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S or pursuant to an exemption from the registration requirements of the Securities Act. All certificates (or other applicable evidence of Buyer Shares) representing the Buyer Shares shall have endorsed thereon legends in substantially the following forms and each Seller to whom Buyer Shares are to be issued agrees to comply with the following restrictions:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 AS AMENDED (THE “SECURITIES ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS (I) AS PART OF THEIR DISTRIBUTION AT ANY TIME OR (II) OTHERWISE UNTIL SIX MONTHS AFTER THE DATE OF ISSUANCE, EXCEPT IN EITHER CASE IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT, OR OTHERWISE IN ACCORDANCE WITH, OR PURSUANT TO, AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. NO HEDGING TRANSACTION CAN BE CONDUCTED WITH REGARD TO THE SECURITIES EXCEPT AS PERMITTED BY THE SECURITIES ACT. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S.

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3.4	Lock-in

3.4.1	This paragraph 3.4 applies to the Initial Buyer Shares but not to the Earn-out Shares.

3.4.2	Each Seller undertakes to the Buyer and Staffing 360 that he shall not, during the period of 12 months following the date of issue and allotment to him of any Initial Buyer Shares (the Lock-in Period), sell, transfer of otherwise dispose of, or create any Encumbrance over, any of the Initial Buyer Shares (or any interest in them), or enter into any agreement to do so, except in accordance with clause 3.4.3.

3.4.3	Nothing in clause 3.4.2 shall prevent a Seller from selling, transferring or otherwise disposing of any Initial Buyer Shares (or any interest in them):

(a)	in acceptance of a general offer made by any third party for the whole of the ordinary share capital of Staffing 360 (other than any ordinary share capital owned by the offeror or any concert party of the offeror) which is recommended by a majority of the board of directors of Staffing 360; or

(b)	pursuant to an irrevocable commitment to accept any offer made for the whole of the ordinary share capital of Staffing 360 (other than any ordinary share capital owned by the offeror or any concert party of the offeror) which is recommended by a majority of the board of directors of Staffing 360; or

(c)	where such disposal is made pursuant to an offer by Staffing 360 to purchase its own shares which is made on identical terms to all holders of ordinary shares in Staffing 360 and otherwise complies with the registration requirements of the Securities Act and the rules of the NASDAQ Stock Market Rules; or

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(d)	with the prior written consent of Staffing 360; or

(e)	where the disposal is made (whether inter vivos or by testamentary disposition or on intestacy) to a member of any Seller's family or to trustees of any trust, the principal beneficiaries of which are exclusively any Seller and/or members of his family and provided that the disposal is made after notice in writing has been given to Staffing 360 and the proposed recipient of the Initial Buyer Shares has entered into an agreement with Staffing 360 (in terms reasonably acceptable to Staffing 360) to be bound by the terms of clause 3.4.2 in respect of the remainder of the Lock-in Period.

3.4.4	For the purposes of clause 3.4.2, the Initial Buyer Shares shall include any shares held by each Seller arising out of the consolidation, conversion or subdivision of any of the Initial Buyer Shares and any shares acquired by reference to the Initial Buyer Shares, whether by way of bonus or rights issue, pre-emption right or otherwise or in exchange or substitution for any such Initial Buyer Shares.

3.4.5	Staffing 360 shall not unreasonably withhold its consent to any sale, transfer or other disposal of any Initial Buyer Shares to the extent that the sale proceeds (net of incidental costs) are required to meet any liability of the Sellers arising under any Claim (including any claim under the Tax Covenant).

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Schedule 4 – Completion accounts

Part A

1.	The Completion Accounts must be prepared:

1.1	in accordance with the specific instructions set out in paragraph 1;

1.2	subject to paragraph 1.1, using the same accounting principles, policies, practices, methods, categorisations and estimation techniques including in relation to the exercise of accounting discretion and judgement as were adopted in the preparation of the Accounts; and

1.3	subject to paragraph 1.2, in accordance with GAAP, applicable at Completion.

2.	The specific instructions referred to in paragraph 1.1 are:

2.1	Account must be taken of all events occurring and information becoming available up until the date on which the draft Completion Accounts are submitted by the Buyer to the Sellers in accordance with clause 4.1 to the extent that they provide additional information about the conditions which existed at Completion. No account will be taken of events occurring and information becoming available after that date;

2.2	No value will be attributed to goodwill, patents, trademarks, service marks or any other intangible asset;

2.3	No asset or liability will be included more than once;

2.4	No account will be taken of any event, transaction or matter to the extent it results from the action or actions of the Buyer otherwise than in the ordinary course of business or known to the Sellers before Completion;

2.5	An accrual must be made in relation to current period corporation tax as if the period starting on the day after the Accounts Date and ending on Completion were an accounting period for Tax purposes. Full provision will be made for any possible deferred Taxation liability;

2.6	Full provision will be made for the liability of the Group for all wages, salaries, pension contributions, national insurance contributions, PAYE, taxes, holiday pay accrual and all other payments in respect of the employees of the Group (apportioned where necessary for all periods before the date of Completion);

2.7	Fixed assets will be included at the value at which they were included in the Accounts less depreciation to the date of Completion;

2.8	No value will be attributed to any sums owing to the Group by any employee (other than for season ticket loans);

2.9	Full provision will be made for rebates or discounts that will fall due and fees and commissions that will become payable in each case after Completion in each case in respect of sales or other transactions that took place before Completion;

2.10	Provisions for bad and doubtful debts shall be consistent with current treatment operated by the Company;

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2.11	The Group shall not be liable for any bonuses or fees paid to any employee, director, officer or consultant as a result of Completion occurring or for any work carried out in furtherance of the sale and purchase under this Agreement (for the avoidance of doubt, this shall include any success fees) and no account shall be taken in respect of any such bonuses or fees. Notwithstanding the aforesaid, full provision shall be made (including PAYE and NI contributions) for the bonus in the sum of £8,000 to be paid to Adam Drew.

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Part B - Format of the Completion Accounts

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Schedule 5 – earn out

1.	DEFINITIONS

The following definitions apply in this Schedule:

Buyer's Group, for the purposes of this Schedule 5 means the Buyer's group of companies, of which Staffing 360 is the holding company (excluding the Company and the Subsidiaries);

Earn-out Period means the twelve-month period ending on the Anniversary Date;

Earn-out Payment means an amount equal to:

(a)	if the Anniversary TTM Gross Profit is equal to 90% or more of the Completion TTM Gross Profit, the sum of £850,000;

(b)	if the Anniversary TTM Gross Profit is less than 90% of the Completion TTM Gross Profit, a sum equal to £a where a = z multiplied by £850,000 and z = Anniversary TTM Gross Profit/Completion TTM Gross Profit

Gross Profit Statement has the meaning given in paragraph 2.2 of this Schedule 5 for the Earn-out Period;

Relevant Date means the last day of the Earn-out Period;

2.	DETERMINING ANNIVERSARY TTM GROSS PROFIT AND THE EARN-OUT CONSIDERATION

2.1	As soon as possible after the end of the Earn-out Period (and in any event on or before the date falling 20 Business Days after the end of the Earn-out Period) the Buyer will procure that a draft of the Gross Profit Statement is prepared and sent to the Sellers together with supporting relevant background information.

2.2	The Gross Profit Statement must state the amount of the Anniversary TTM Gross Profit, the amount of the Earn-out Payment and the number of Earn-out Shares to be allotted, as calculated in accordance with paragraph 3 of Schedule 5, and the calculation of those amounts and number following the pro forma set out in Part B of this Schedule 5.

2.3	The Sellers may on or before the date falling 20 Business Days after submission to them of the draft Gross Profit Statement (the Response Deadline), notify the Buyer in writing (the Response Notice) that they do not agree the amount of Anniversary TTM Gross Profit and/or the Earn-out Payment and/or the number of Earn-out Shares as stated in the draft Gross Profit Statement. The Response Notice must set out in reasonable detail the area(s) of disagreement and the adjustments (with a suitable explanation) which, in the opinion of the Sellers, are required to be made (and/or further supporting information requested to verify the draft Gross Profit Statement). The items not identified in the Response Notice as being in dispute will be deemed to be agreed. If no Response Notice is received by the Buyer on or before the Response Deadline, the Sellers will be deemed to have accepted the draft Gross Profit Statement and the amount of the Gross Profit, the Earn-out Payment and the number of Earn-out Shares set out in the draft Gross Profit Statement and those amounts and number will (in the absence of fraud or manifest error) be final and binding on the parties.

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2.4	If a Response Notice is received by the Buyer on or before the Response Deadline, the Sellers and the Buyer will have until the date falling 10 Business Days after the date on which the Response Notice is received (the Resolution Date) to agree the items in dispute and therefore the amounts of the Anniversary TTM Gross Profit, the Earn-out Payment and the number of Earn-out Shares. The amounts so agreed will (in the absence of fraud or manifest error) be final and binding on the parties.

2.5	If a Response Notice is given and the amounts of the Anniversary TTM Gross Profit and the Earn-out Payment and the number of Earn-out Shares do not become final and binding under paragraph 2.4 of this Schedule 5 by the Resolution Date then the matters outstanding or in dispute must be referred to the Expert for final decision in accordance with clause 5 of this agreement. The Expert will decide:

2.5.1	matters outstanding or in dispute and therefore what revisions (if any) are required to be made to the draft Gross Profit Statement in order for it to comply with this agreement; and

2.5.2	the amount of the Anniversary TTM Gross Profit and/or the Earn-out Payment and/or the number of Earn-out Shares.

2.6	Subject to the limitations on liability set out in Schedule 7 of this agreement, no claim which the Buyer may have against the Sellers in respect of any breach of any of the Warranties or any of the other provisions of this agreement or under the Tax Covenant will be affected, waived or limited by the amount of the Anniversary TTM Gross Profit, the Earn-out Payment and the number of Earn-out Shares becoming binding on the Buyer under this Schedule 5 or clause 5 of this agreement..

2.7	Each party must procure (so far as they are able) that Sellers and the Buyer and their respective Accountants are given any documents and information as are reasonably required by the other (and not including advice on the Gross Profit Statement given to a party by its own Accountants) for the purpose of preparing or reviewing the draft Gross Profit Statement and are given access on reasonable notice and during normal working hours to relevant personnel, records and information in the control of the relevant party.

2.8	The Sellers and the Buyer will each pay the costs of their own Accountants.

3.	SATISFACTION OF THE EARN-OUT CONSIDERATION

3.1	On or before the date falling 5 Business Days after the date on which the Earn-out Payment becomes final and binding in accordance with this Schedule 5, the Buyer will pay the Earn-out Payment to the Sellers and the Minority Shareholders by telegraphic transfer of immediately available funds to the Sellers' Solicitors' Bank Account.

3.2	On or before the date falling 5 Business Days after the date on which the number of Earn-out Shares to be allotted becomes final and binding in accordance with this Schedule 5, Staffing 360 shall issue and allot to the Sellers and the Optionholders the Earn-out Shares as follows:

3.2.1	20,000 Earn-out Shares, if the Anniversary TTM Gross Profit is 100% or more of the Completion TTM Gross Profit; or

3.2.2	b Earn-out Shares, if the Anniversary TTM Gross Profit is equal to 75% or more (but less than 100%) of the Completion TTM Gross Profit,

where b = z multiplied by 20,000 and z = Anniversary TTM Gross Profit/ Completion TTM Gross Profit; or

3.2.3	no Earn-out Shares shall be allotted and the Sellers and the Optionholders shall have no entitlement whatsoever to receive any Earn-Out Shares, if the Anniversary TTM Gross Profit is less than 75% of the Completion TTM Gross Profit.

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3.3	The Buyer will issue and allot the Earn-out Shares to the Sellers and the Optionholders in the proportions referred to parts 2 and 4 of Schedule 1 and in accordance with and Schedule 3.

4.	CONDUCT OF THE COMPANY'S BUSINESS

4.1	The parties agree that, having regard to the way in which the Purchase Price for the Shares has been calculated, the Sellers have a legitimate interest in ensuring that the Anniversary TTM Gross Profit is as high as may fairly and reasonably be achieved by the Company, whilst having due regard to the Buyer's legitimate interest in establishing a stable and secure business for the Group in the long term.

4.2	The Sellers agree that during the Earn-out Period, they will use their reasonable endeavours:

4.2.1	not to do anything or allow anything to be done which they are reasonably able to prevent which is likely to or intended artificially to inflate the amount of the Gross Profit in the Earn-out Period or artificially accelerating the profits or income of the Company into the Earn-out Period or defer any expenditure of the Company beyond the end of the Earn-out Period; and

4.2.2	(at all times in the performance of their duties and in the management of the business and operations of the Company) not to act other than in the best interests of the Company.

4.3	The Buyer agrees that, except as provided in accordance with paragraph 4.4, during the Earn-out Period, it will use its reasonable endeavours:

4.3.1	not to do anything or allow anything to be done which it is reasonably able to prevent which is intended artificially to limit or reduce the amount of Gross Profit;

4.3.2	at least maintain the level of resource made available to the Group so as to facilitate the potential for maximising Gross Profit;

4.3.3	promote the business of the Group and its relationships with its customers;

4.3.4	not to do anything the sole intention (or intentionally with the probable result) of which is to reduce the amount of the Gross Profit in the Earn-out Period;

4.3.5	not to pass any resolution for members' voluntary winding up of the Company;

4.3.6	not (in respect of goods or services sold, supplied or delivered by the Group) to seek to transfer or divert any existing or potential customers to any company in the Buyer's Group; and

4.3.7	to procure (so far as it is able) that no business opportunity which becomes available to the Group and of which it could reasonably take advantage in the conduct of its business will be transferred or diverted to any company in the Buyer's Group other than on arm's length terms.

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4.4	The provisions of paragraphs 4.2 will:

4.4.1	cease to have effect if the Gross Profit of any member of the Group as shown by any relevant management profit and loss account of that member of the Group for any quarter period during the Earn-out Period is less than half the Gross Profit of that member of the Group for the comparative quarter in the preceding year;

4.4.2	not apply to any step reasonably undertaken by the Company in an emergency or disaster situation with the intention of minimising any adverse effect on the Company (provided that the party who would otherwise be in breach notifies the others as soon as reasonably practicable after the occurrence of any that matter);

4.4.3	not apply to the completion or performance of any obligations required to be undertaken pursuant to any agreement or arrangement entered into by the Company before the date of this agreement or which is contemplated in this agreement or any Agreed Form document or which is reasonably necessary to give effect to any of them;

4.4.4	not apply to any action necessary (in the reasonable belief of the Buyer or the Company acting in each case in good faith) in order to comply with any requirement of applicable law or regulation (including any rules or requirements of any stock exchange or other regulatory authority) (and the Buyer undertakes to the Sellers to consult with the Sellers in relation to that action as far in advance as is reasonably practicable in the circumstances or, if advance consultation is not reasonably practicable, to notify the Sellers as soon as reasonably practicable after such action has been taken); or

4.4.5	not apply to any matter undertaken at the written request of or with the consent of the Sellers.

4.5	Until the Anniversary Date, the Buyer shall procure that a copy of the monthly management accounts of the Group are provided to the Sellers within 2 Business Days of such management accounts being finalised.

4.6	For the purposes of this paragraph 4 and as the context otherwise requires, the expression "the Company" includes each of the Subsidiaries.

Part A – basis of preparation of the Gross profit statement

1.	The Gross Profit Statement must be prepared:

1.1	in accordance with the specific instructions set out in paragraph 2;

1.2	subject to paragraph 1.1, using the same accounting principles, policies, practices, methods, categorisations and estimation techniques including in relation to the exercise of accounting discretion and judgement as were adopted in the preparation of the Accounts; and

1.3	subject to paragraph 1.2, in accordance with GAAP, as consistently applied prior to Completion.

2.	The specific instructions referred to in paragraph 1.1 are:

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2.1	Account must be taken of all events occurring and information becoming available up until the date on which the draft Gross Profit Statement is submitted by the Buyer to the Sellers in accordance with clause 2.1 to the extent that they provide additional information about the conditions which existed at the date to which the Gross Profit Statement is prepared. No account will be taken of events occurring and information becoming available after that date.

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Part B– form of gross profit statement

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Schedule 6 - warranties

1.	POWER TO SELL THE SHARES

1.1	The Sellers have taken all action necessary (including by obtaining all necessary consents) to, and the Sellers have full power and authority to, enter into and perform the obligations to be performed by the Sellers under this agreement and any agreement to be entered into by the Sellers under this agreement. Those agreements, when executed, will constitute binding and enforceable obligations in accordance with their terms.

1.2	The execution and delivery of and the performance by the Sellers of the Sellers' obligations under this agreement will not breach or constitute a default under any agreement, instrument or arrangement or any applicable law, rule or regulation or order, judgement or decree of any court or governmental agency by which any Seller is bound.

1.3	No Insolvency Proceedings have been commenced against the Sellers. There are no circumstances which would entitle any person to commence such Insolvency Proceedings.

1.4	No one is entitled to receive from the Company a finder's fee, brokerage or other commission in connection with the sale and purchase of the Shares under this agreement.

2.	SHARE CAPITAL

2.1	Each Share, Minority Shareholder Share and Deferred Share has been properly allotted and issued.

2.2	The Sellers are the absolute legal and beneficial owner of (or otherwise has full power and authority to sell and transfer to the Buyer full legal and beneficial ownership of) the Shares shown opposite each Seller's name in column (3) of Schedule 1 on the terms set out in this agreement.

2.3	No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, sale or transfer of any share or loan capital or any other security giving rise to a right over the capital of the Company. There are no Encumbrances on the shares of the Company or any arrangements or obligations to create any Encumbrance.

2.4	The Company has not exercised nor purported to exercise or claim any lien over the Shares or any of them and no call on any of the Shares is outstanding.

2.5	None of the Shares was, or represents assets which were, the subject of a transfer at an undervalue (within the meaning of sections 238 or 239 of the Insolvency Act 1986) within the past five years.

3.	GROUP

The particulars of the Subsidiaries set out in Part B of Schedule 2 are true, accurate and complete and the shares of the Subsidiaries are held and owned as shown in Part B of Schedule 2 free from any Encumbrance and with all current and future rights attaching to them. All the shares in the Subsidiaries are fully paid. Apart from the Subsidiaries, the Company does not have, and has never had, any subsidiaries or subsidiary undertakings. The Company does not have, and has never had, a holding company.

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4.	CONSTITUTIONAL MATTERS

4.1	The statutory books and registers of the Company have been properly kept, are up to date, in the possession of the Company and contain a true, complete and accurate record of all matters which should be contained in them. No notice or allegation has been received that any of them are incorrect or should be rectified.

4.2	A copy of each resolution passed by the members of the Company or any class of them is kept with the statutory books of the Company.

4.3	All returns, particulars, resolutions and documents required by the Companies Act or any other legislation to be filed with the Registrar of Companies or any other authority in respect of the Company have been filed on time and were correct.

4.4	The copy of the articles of association of the Company contained in the Disclosure Bundle is complete, accurate and up to date and has attached to it a copy of every resolution which is referred to in section 29 of the Companies Act. The Company has at all times carried on its business and affairs in accordance with its memorandum and articles of association.

4.5	The Company has not at any time repaid, redeemed or repurchased any of its own shares, reduced its share capital or capitalised any reserves or profits (or agreed to do the same).

5.	EFFECT OF AGREEMENT

5.1	Compliance with the terms of this agreement and the Agreed Form documents will not:

5.1.1	cause the Company to lose any right or benefit which it presently owns or enjoys;

5.1.2	relieve any person of any obligation to the Company (whether contractual or otherwise) or enable any person to determine a right or benefit enjoyed by the Company, or to exercise a right in respect of the Company;

5.1.3	so far as the Founders are aware (having made no direct equiry of any of the Group's customers, suppliers, employees (other than the Optionholders) or other persons), adversely affect the attitudes or actions of customers, suppliers, employees and other persons towards the Company or affect the terms on which any of them are willing to deal with the Company; or

5.1.4	result in the creation, imposition, crystallisation or enforcement of any Encumbrance on or over any of the assets of the Company or the Shares.

6.	INFORMATION

The facts set out in the Background section of this agreement and in Schedule 2 are complete and accurate and not misleading.

7.	ACCOUNTS

7.1	In this paragraph 7, unless the context otherwise requires:

Management Accounts means the management accounts of the Company for the period commencing on 1 October 2014 and ended on the Management Accounts Date, a copy of which is contained in the Disclosure Bundle; and

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Management Accounts Date means 30 September 2015.

7.2	The Accounts have been prepared in accordance with the Companies Act, and all other applicable legislation, on a proper basis consistent with that adopted in preparing the accounts of the Company for the previous three financial periods and in accordance with GAAP applicable at the Accounts Date.

7.3	The Accounts give a true and fair view of the assets, liabilities, capital commitments and the state of affairs of the Company and the Subsidiaries (and, in relation to the consolidated accounts of the Group, of the Group as a whole) as at the Accounts Date and of the profits and losses of the Company and the Subsidiaries, and of the Group, for the accounting period ended on the Accounts Date.

7.4	As at the Accounts Date, the Accounts:

7.4.1	make proper provision for (or contain full particulars in notes in respect of) all known liabilities (whether contingent or otherwise);

7.4.2	make proper and adequate provision for all bad and doubtful debts and all financial commitments; and

7.4.3	provide or reserve, in accordance with the principles set out in the notes to the Accounts, for all Taxation liable to be assessed on the Company, or for which it may be accountable, in respect of the period ended on the Accounts Date.

7.5	The results shown by the Accounts have not (save as expressly disclosed in them) been affected by any inconsistency in accounting policies and practices adopted, any unusual or non-recurring item or transaction entered into otherwise than on normal commercial terms or by any other circumstance rendering the profits or losses for the period covered by the Accounts unusually high or low.

7.6	The Management Accounts have been prepared with all due care and on a basis consistent with the management accounts of the Company prepared in the preceding year and are not materially misleading.

7.7	All the accounts, books, registers, ledgers and financial and other material records of any kind of the Company, whether or not held in written form:

7.7.1	are in the exclusive ownership and possession of the Company;

7.7.2	have been fully, properly and accurately kept and completed; and

7.7.3	are sufficient to show and accurately explain the Company's transactions and to disclose the financial position of the Company at the date of this agreement.

7.8	The accounting reference date of the Company is, and always has been, 31 August.

8.	POSITION SINCE THE ACCOUNTS DATE

8.1	Since the Accounts Date:

8.1.1	the Company has carried on its business in the ordinary course, and in the same manner (including nature and scope), at a profit and so as to maintain it as a going concern;

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8.1.2	there has been no material adverse change in the Company's turnover or in its financial or trading position, performance or prospects;

8.1.3	the Company has not assumed or incurred, nor agreed to assume or incur, any liabilities (including contingent liabilities) otherwise than in the ordinary course of business;

8.1.4	the Company has not disposed of or acquired, or agreed to dispose of or acquire, any business or any material asset;

8.1.5	the Company has not, by doing or omitting to do anything, materially prejudiced its goodwill;

8.1.6	no donation or covenant for charitable or political purposes or any ex-gratia payment has been made or agreed to be made by the Company;

8.1.7	no debtor has been released on terms that he pays less than the full book value of his debt (except for settlement discounts on the usual terms which have been disclosed to the Buyer) and no debt owing to the Company has been deferred, subordinated or written off or has proved to any extent irrecoverable or is now regarded as irrecoverable;

8.1.8	the Company has paid its creditors within the times agreed with those creditors and there has been no change in the manner or time of issue of invoices or the collection of debts;

8.1.9	the Company has not disposed of any material asset or supplied any material service or business facility of any kind (including, without limitation, a loan of money or the letting, hiring or licensing of any property whether tangible or intangible) in circumstances where the consideration actually received or receivable for that disposal or supply was less than the consideration which would be deemed to have been received for tax purposes;

8.1.10	none of the amounts secured by the mortgages, charges, liens or encumbrances disclosed in the Accounts has been increased beyond the amount shown in the Accounts and no Encumbrance has been created;

8.1.11	no payment has been made by the Company which will not be deductible for corporation tax purposes either in computing the profits or chargeable gains of the Company or in computing the corporation tax chargeable on the Company;

8.1.12	the Company has not offered or agreed to offer price reductions or discounts or allowances on sale of goods or services, nor provided them or agreed to provide them at less than cost, to an extent that may materially affect the profitability of the Company and no negotiations for any of these are current and none of these have been requested by customers;

8.1.13	no material changes have occurred in the assets or liabilities (actual or contingent) of the Company as shown in the Accounts and there has been no reduction in the value of the net tangible assets of the Company (using the same accounting policies as those applied in the Accounts);

8.1.14	no shareholders' resolutions or decisions have been passed; and

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8.1.15	no loan or loan capital or redeemable share capital of the Company has been issued or repaid or redeemed in whole or in part or has become liable to be repaid or redeemed.

9.	DISTRIBUTIONS

9.1	The Company has not, in respect of any accounting period, declared or paid any dividend or made any other distribution (as defined in section 1119 of the Tax Act), whether a capital distribution or otherwise, other than those (if any) provided for in its audited accounts for that period.

9.2	All dividends and distributions declared, made or paid by the Company were declared, made or paid in accordance with its articles of association and the applicable provisions of the Companies Act.

9.3	No balance (if any) shown credited to any reserve or profit and loss account in the Accounts includes any sum which is not legally available for distribution by way of dividend on income account.

10.	FINANCIAL MATTERS

10.1	Except as disclosed in the Accounts, the Company:

10.1.1	has no outstanding capital commitments and is not engaged in any scheme or project requiring capital expenditure;

10.1.2	has no outstanding loan capital, has no arrangements with its bankers or others relating to overdraft, borrowing or other financial facilities, has not factored its debts and has not borrowed any money which it has not repaid;

10.1.3	has not engaged in financing of a type which need not be shown or reflected in its audited accounts; and

10.1.4	has not lent any money which has not been repaid to it and does not own the benefit of any debt other than debts accrued to it in the ordinary course of its business or owing to it by its bankers.

10.2	A statement of the Company's bank accounts and of the credit or debit balances on them as at the close of business on the last Business Day immediately before the date of this agreement has been supplied to the Buyer and is complete and accurate. The Company has no other bank or deposit accounts. Since the bank account statement there have been no payments out of any of those accounts except for routine payments and the present balances on those accounts are not now materially different from the balances shown on the statement.

10.3	There are no unpresented cheques drawn by the Company in the normal course of business for amounts exceeding in aggregate £1,000 or otherwise than in the normal course of business.

10.4	Full particulars of all money borrowed by the Company (including full particulars of the terms on which the money has been borrowed) and all financial facilities available to the Company (including full particulars of the terms on which the facilities are available) are contained in the Disclosure Bundle.

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10.5	The aggregate amount outstanding of all borrowing by the Company does not exceed any limitation on the Company's borrowing contained in the Company's constitution, any loan stock, overdraft facilities or otherwise.

10.6	Neither the Company nor any Seller has received notice for the Company to repay any indebtedness which is repayable by the Company on demand. The Company is not in default under any instrument constituting any indebtedness or under any guarantee of any indebtedness. There is no reason why any indebtedness or guarantee should be called or the liabilities under it accelerated before their due date (if any) or any loan or other financial facilities terminated.

10.7	No part of the amount shown in the Accounts in respect of debtors is represented by debts which were, at that time, more than three months overdue for payment and all debts owed to the Company at Completion (as recorded in the Company's books and records) will materially realise their full face value and collectable in the ordinary course of business and are not subject to any dispute, right of set-off or counter-claim.

10.8	The Company is not the subject of any Insolvency Proceedings and has not had any Insolvency Proceedings commenced in relation to any of its assets, chattels, property or undertaking. There are no circumstances which would entitle any person to commence such Insolvency Proceedings. The Company is solvent and is able to pay (and has not stopped or suspended paying) its debts as and when they fall due.

10.9	So far as the Founders are aware, the Company has not been party to any transaction with any third party or parties which, in the event of a third party going into liquidation or an administration order or a bankruptcy order being made in relation to it or him, is likely to constitute (in whole or in part) a transaction at an undervalue, a preference, an invalid floating charge or an extortionate credit transaction or part of a general assignment of debts under sections 238 to 245 and/or sections 339 to 344 of the Insolvency Act 1986.

10.10	The Company has not made any loan, which remains outstanding, on terms entitling it to receive either a rate of interest varying with, or a share of, the profits of a business.

10.11	Full details of all grants, allowances and other financial assistance provided to the Company or due to be made to it are Disclosed. The Company and/or the Sellers have not done or failed to do anything which could result in (and performance of this agreement will not result in) all or any part of those grants, allowances or assistance becoming repayable or being forfeited by the Company in whole or in part.

10.12	No expenses or liabilities have been incurred or assumed by the Company otherwise than exclusively for the purposes of the Company's business.

10.13	All costs incurred by the Company have been charged to the Company and not borne by any other person.

10.14	No mortgage or charge granted in favour of the Company is void or voidable for want of registration.

11.	ASSETS AND ENCUMBRANCES

11.1	The assets included in the Accounts, together with any assets acquired by the Company since the Accounts Date (except for those disposed of since the Accounts Date in the normal course of business) and all other assets used by the Company in connection with its business:

11.1.1	are legally and beneficially owned by the Company, free from Encumbrance or any other third party right, and the Company has good and marketable title to those assets;

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11.1.2	are not the subject of any hire purchase, credit sale, leasing, rental or similar agreement;

11.1.3	are, where capable of possession, in the possession of the Company; and

11.1.4	comprise all those assets necessary or desirable for the continuation of the business of the Company as carried on at the date of this agreement.

11.2	Any assets of the Company which will not be situated at the Property at Completion are specified in the Disclosure Letter and are clearly identified as assets of the Company.

11.3	Nothing has occurred or is likely to occur, by which the rental payable in relation to an asset held by the Company under a lease or similar agreement, has been, or is likely to be, increased.

11.4	A maintenance contract is fully effective in respect of all assets of the Company which it is normal or prudent to have maintained by outside or specialist contractors or which the Company is obliged to maintain or repair under any leasing or similar arrangement.

11.5	All the title deeds relating to the assets of the Company and the original copies of all other documents which are owned by, or which ought to be in the possession of, the Company are in its possession.

11.6	The Disclosure Letter contains full details of the Company's records, systems and data which are recorded, stored, maintained or otherwise wholly or partly dependent on or held by means (including all means of access to and from them) which are not under the exclusive ownership and direct control of the Company.

12.	TRADING

12.1	The Company has carried on business and conducted its affairs in compliance with the Companies Act and all other statutory obligations and in accordance with its memorandum and articles of association and all other documents to which it is, or has been, a party. The Company has the power and is duly qualified to carry on business in all jurisdictions in which it carries on business.

12.2	During the three years before the date of this agreement the business of the Company has not been materially and adversely affected by the loss of any important contract or customer or source of supply or by any abnormal factor not affecting similar businesses to a similar extent and the Founders are not aware of any facts likely to give rise to any of these whether before or after Completion.

12.3	During the three years before the date of this agreement no important customer (being a customer which is among the top 10 revenue producing customers of the Group) ("Top10 Revenue Customer") has significantly reduced its orders for any of the products or services of the Company and there has been no significant change in the basis or terms on which any person is prepared to enter into contracts or do business with the Company (apart from normal price changes) and no change mentioned above is anticipated.

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12.4	Save as expressly mentioned in this agreement, the Company is not and has not since its incorporation been, nor has it agreed to become, the holder or beneficial owner of any share (other than shares in the Subsidiaries), debenture, mortgage or security (or interest in them) or a member of any joint venture, consortium, partnership or other unincorporated association or a party to any arrangement for sharing commission or income.

12.5	The Company does not have any branch office, agency, place of business or permanent establishment outside England nor does it have any significant assets outside the United Kingdom.

12.6	The Company has not carried on business under or used on or in its notepaper, advertising, documents or vehicles, any name other than its full corporate name.

12.7	The work in progress is at its normal level for the time of year having regard to current orders and to orders reasonably anticipated from customers of the Company.

12.8	The equipment used in connection with the business is in good repair and satisfactory working order given its age.

12.9	The Company has not given any guarantee or warranty or made any representation in respect of any goods, products or trading stock sold or supplied or contracted to be sold or supplied, or services supplied or contracted to be supplied, by it save for any guarantee or warranty implied by law and (save as stated above) has not accepted any liability or obligation to service, repair, maintain, take back or otherwise do or not do anything in respect of any goods, products, stock or services which would apply after any of those goods, products, stock or services have been delivered or supplied by it.

12.10	The Company has not, nor has it received any allegation that it may have, manufactured, acquired, sold or supplied products or services which are or were or will become in any material respect faulty or defective or which do not comply in any material respect with any warranties or representations expressly or impliedly made by it or with all applicable regulations, standards and requirements in respect of them.

12.11	All the standard terms and conditions on which the Company supplies its goods and/or services are contained in the Disclosure Bundle.

12.12	All the standard terms and conditions on which the Company customarily buys or contracts for goods and/or services are contained in the Disclosure Bundle.

12.13	No single customer of or supplier to the Company has accounted for more than 10 per cent of the invoiced amount of sales of or supplies to the Company of goods and/or services in any accounting reference period of the Company or is likely to in the current accounting reference period of the Company.

12.14	The Company is not in the habit of giving to any customer any discount (whether present, future or retrospective), price reduction or other financial incentive dependent on the level of purchases from the Company other than those Disclosed.

12.15	The Company is not dependent on the supply of any raw materials, components or services from a single source of supply which are not readily obtainable from another source of supply on comparable terms.

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13.	CONTRACTS AND OTHER OBLIGATIONS

13.1	In this paragraph 13, Material Contract means any contract, arrangement or obligation with a Top 10 Revenue Customer (as defined in paragraph 12.3 above).

13.2	The Disclosure Bundle contains particulars of all subsisting Material Contracts to which the Company is a party and an original of each of those contracts which is in writing is in the possession of the Company.

13.3	The Company has not entered into or undertaken, or agreed to enter into or undertake, and has no subsisting or contingent liability under, any Material Contract which:

13.3.1	is in the nature of a capital commitment;

13.3.2	is for a fixed term;

13.3.3	is incapable of complete performance in accordance with its terms within six months after the date on which it was entered into or undertaken;

13.3.4	cannot be terminated in accordance with its terms, by the Company without payment of compensation, on 60 days' notice or less;

13.3.5	is of a loss-making nature (that is to say, known to be likely to result in a material loss to the Company on completion of performance);

13.3.6	cannot readily be fulfilled or performed by the Company on time and without undue or unusual expenditure of money or effort;

13.3.7	involves or is likely to involve obligations, expenditure or receipts of an unusual or exceptional nature and not in the ordinary course of the Company's business;

13.3.8	involves an aggregate outstanding expenditure by the Company of more than £5,000;

13.3.9	is linked to the Index of Retail Prices or any other index or the rate of exchange for any currency;

13.3.10	contains currency or commodity re-negotiation or re-determination clauses;

13.3.11	depends on the continuation of the connection (whether as an officer or employee of, consultant to or shareholder in the Company or otherwise) of any person with the Company;

13.3.12	is a contract for the sale of shares or assets which contains warranties or indemnities or provides for them;

13.3.13	involves, or is likely to involve, the supply of goods or services the aggregate sales value of which will be more than five per cent of its turnover for the preceding financial year;

13.3.14	contains a provision or term that it is liable to be terminated, or under which rights are liable to arise or be affected, as a result of any change in control, management or shareholders of the Company;

13.3.15	is in any way otherwise than in the ordinary and usual course of the Company's business or is not at arm's length; or

13.3.16	involves, or is likely to involve, other obligations or liabilities which ought reasonably to be made known to an intending buyer of the Sale Shares.

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13.4	The Company has not entered into any contract to buy foreign currency or made any forward sales of foreign currency which in either case remains outstanding.

13.5	So far as the Founders are aware, the Company has good working relationships with the other contracting parties under all of its Material Contracts.

13.6	The Company has not given any guarantee, indemnity or security for, or otherwise agreed to become directly or contingently liable for, any present or future obligation of any other person and no person has given any guarantee of or indemnity or security for any obligation of the Company.

13.7	There are no agreements or arrangements in force restricting the freedom of the Company to carry on any activity, including to provide or take goods and services, by such means and to or from such persons as it may from time to time think fit, in any part of the world.

13.8	The Company is not a party to any agency, distributorship, franchising, marketing or similar agreement or arrangement.

13.9	None of the Company, any Seller or the directors of the Company has any knowledge of the invalidity of or grounds for rescission, avoidance or repudiation of any agreement or other transaction to which the Company is or has been a party and none of the Company, the Sellers or the directors of the Company has received any notice of any intention to terminate any of those agreements or to repudiate or disclaim any other transaction.

13.10	So far as the Founders are aware, no party to a Material Contracts with the Company is in default, being a default which would be material in the context of the Company's financial or trading position, and there are no circumstances likely to give rise to a default.

13.11	The Company has made all payments due under all Material Contracts to which it is a party and observed and performed in all material respects its obligations under them.

13.12	There is in force no power of attorney or other authority (express or implied) given by the Company and no person, as agent or otherwise, is entitled or authorised to bind or commit the Company to any obligation not in the ordinary course of the Company's business.

13.13	No tender or offer which is capable of being converted into an obligation of the Company by an acceptance or other act of some other person is outstanding.

13.14	Complete and accurate details of all trade or business associations of which the Company is a member are Disclosed and the Company is complying and has at all material times complied in all material respects with the regulations or guidelines laid down by any of those trade associations and copies of those regulations and guidelines are contained in the Disclosure Bundle.

13.15	The Disclosure Letter contains full details of all accreditations, approvals and registrations the Company has been awarded in respect of the conduct of the whole or any part of its business under any recognised standard and the Company complies with the requirements of those standards and neither the Company nor any Seller knows of any reason why any of those accreditations, approvals or registrations might be revoked, qualified or impaired in whole or in part. None of the tenders, contracts, rights or privileges to which the Company is a party or which it enjoys is in any way dependent on any of those accreditations, approvals or registrations continuing in existence.

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14.	RELATED PARTIES

14.1	In this paragraph 14, the Sellers will also include reference to any Associate of any Seller or any present or former director of the Company or any other person or persons beneficially interested in the Company's share capital.

14.2	Except as expressly contemplated by this agreement or for remuneration and expenses properly due to its directors in the ordinary course:

14.2.1	there are no amounts owing by the Company to any Seller or by any Seller to the Company;

14.2.2	there are no guarantees, suretyships, indemnities or similar obligations given by or binding on the Company in respect of liabilities or obligations (whether actual or contingent) of any Seller; and

14.2.3	the Company is not under any liability or obligation (actual or contingent or otherwise) because of any transaction entered into by it with, or any payment or benefit provided by it for the benefit of, any Seller.

14.3	No Seller has any interest, direct or indirect, in any agreement or arrangement to which the Company is a party or in any Intellectual Property Rights (as defined in paragraph 15) used by the Company or in any business which has a close trading relationship with that of the Company or which is or is likely to compete with the business of the Company.

14.4	The Company does not depend upon, or derive any benefit from, any assets, facilities or services owned or supplied by any Seller.

14.5	No person is or has been a shadow director of the Company.

15.	INTELLECTUAL PROPERTY RIGHTS

15.1	In this paragraph 15, unless the context otherwise requires Intellectual Property Rights means all right, title and interest in any patents, trade marks (whether registered or unregistered), domain names, registered and unregistered designs, copyright (including any rights in a database or software), database rights, goodwill, know how and all other intellectual property rights, in each case whether registered or unregistered, including all applications to apply for them, and all rights having the same or equivalent effect to any of the above anywhere in the world.

15.2	Complete and accurate particulars of all registered Intellectual Property Rights including applications for those rights which are owned by the Company, the details of those registrations or applications and all material unregistered Intellectual Property Rights which are owned by the Company are set out in the Disclosure Letter.

15.3	The Company has applied for registered protection for all Intellectual Property Rights owned by it that are capable of that protection and for which a reasonably prudent business should seek protection.

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15.4	The Disclosure Letter sets out full and accurate details of, or there are contained in the Disclosure Bundle full copies of, all material licences and agreements (the IP Licences) under which:

15.4.1	the Company uses or exploits Intellectual Property Rights owned by any third party; or

15.4.2	the Company has licensed or agreed to license Intellectual Property Rights to, or otherwise permitted the use of any Intellectual Property Rights by, any third party.

15.5	All the IP Licences are in full force and effect, no notice having been given to terminate any of them, and the obligations of all parties in respect of them have been fully complied with and no disputes have arisen in respect of them.

15.6	Except as Disclosed, none of the IP Licences in favour of the Company are liable to be terminated or otherwise materially affected by a change of control of the Company or otherwise as a result of this transaction.

15.7	All the Intellectual Property Rights used by the Company in the course of its business in the period before Completion are either:

15.7.1	owned legally and beneficially and free from any Encumbrance by the Company; or

15.7.2	licensed under a valid and enforceable IP Licence to the Company.

15.8	The Intellectual Property Rights owned by the Company are subsisting and enforceable and all Confidential Information has been kept confidential and nothing has been done or not been done as a result of which any of them has ceased or might cease to be subsisting or enforceable or confidential. In particular:

15.8.1	all renewal fees in respect of all registered Intellectual Property Rights owned by the Company have been duly paid, all steps required for the maintenance or protection of those rights have been taken and there are no grounds on which any person is or will be able to seek cancellation, rectification or any other modification of any registration;

15.8.2	all Confidential Information and trade secrets owned or used by the Company has been kept confidential and not disclosed to third parties;

15.8.3	so far as the Founders are aware, no mark, trade name or domain name identical or similar to any of those rights has been registered, or is being used by any person in the same or a similar business to that of the Company in any country in which the Company has registered or is using that mark, trade name or domain name; and

15.8.4	there are and have been no claims, actions, disputes or proceedings ongoing, pending or threatened, challenging or threatening the title, validity or enforceability of those rights, or claiming any right or interest in those rights.

15.9	So far as the Founders are aware, there is, and has been, no infringement by any third party of any of the Intellectual Property Rights owned by the Company and none is pending or threatened.

15.10	So far as the Founders are aware, the activities of the Company do not and the carrying on of its business (as carried on in the previous twelve months) does not infringe, has not infringed and will not result in any claim that they do infringe any Intellectual Property Rights of any third party.

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15.11	The Company has had no claim, notice or information that the activities of the Company infringe or are likely to infringe the Intellectual Property Rights of any third party.

15.12	Full details of all domain names, websites and other electronic addresses in connection with the Internet or World Wide Web (including e-mail addresses) which are held by, or registered on behalf of, or have been used in respect of the Company have been Disclosed.

15.13	So far as the Founders are aware, no claim under sections 39 to 43 of the Patents Act (or similar provision in any applicable territory across the world) has been made and no assertion of any moral rights under the Copyright Designs and Patents Act 1988 or otherwise has been made in relation to any Intellectual Property Rights owned by the Company.

15.14	The Company has in its possession all necessary documentation or evidence to establish the ownership of any of the Intellectual Property Rights that it claims to own.

16.	INFORMATION TECHNOLOGY

16.1	In this paragraph 16, unless the context otherwise requires:

IT Contracts means all arrangements and agreements relating to the IT System (or any part of it) under which any third party (including any source code deposit agent) provides any element of, or services relating to, the IT System, including, without limitation, leasing, hire purchase, licensing, maintenance, outsourcing and services agreements; and

IT System means all computer hardware (including network and telecommunications equipment, cabling, power supplies, printing facilities, work stations and related components) and software (including associated preparatory materials, user manuals and other related documents, outsourcing arrangements and any zero disaster recovery management arrangements) and any other items that connect with any of the above, owned, used, licensed or leased by the Company.

16.2	Complete and accurate particulars of the IT System and all IT Contracts are set out in the Disclosure Bundle.

16.3	Save to the extent Disclosed, the Company owns the IT System free from any Encumbrance. The Company has obtained all necessary rights from third parties to enable it to make unrestricted use of the IT System for the purposes for which it is being used.

16.4	So far as the Founders are aware, all IT Contracts are in full force and effect, the obligations of all parties in respect of them have been fully complied with and no disputes have arisen in respect of them.

16.5	None of the IT Contracts is liable to be terminated (except upon expiry in accordance with the particulars Disclosed) and the Sellers have no reason to believe that any IT Contracts will not be renewed on the same or substantially the same terms when they expire.

16.6	None of the IT Contracts is liable to be terminated or otherwise affected by a change of control of the Company.

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16.7	The Disclosure Bundle contains a full, complete and accurate list of all software developed by or for the Company or in respect of which rights have been assigned to the Company in writing.

16.8	The IT System (and each part of it):

16.8.1	is functioning properly and materially in accordance with all applicable specifications;

16.8.2	includes sufficient user information to enable any skilled personnel in the relevant field to use and operate it without the need for further assistance or training;

16.8.3	has not suffered any material failure at any time during the last three years and will not need replacing in whole or in part for at least two years following Completion;

16.8.4	has not within the last two years been infected by any software virus which has had a material impact on the operation of the IT System or been accessed by any unauthorised person;

16.8.5	has sufficient capacity, capability and performance to meet the current and foreseeable business requirements of the Company; and

16.8.6	has been satisfactorily and regularly maintained and has benefited (and will continue in the future to benefit) from appropriate maintenance and support agreements, complete and accurate particulars of which are set out in the Disclosure Bundle.

16.9	The Company has a sufficient number of technically competent and trained employees to ensure the proper operation, handling, monitoring and use of the IT System.

16.10	The Company has implemented appropriate and adequate procedures (including in relation to off-site working where applicable) to ensure internal and external security of the IT System and the confidentiality and integrity of all data stored in or processed on the IT System including procedures for taking and storing, on-site and off-site, back-up copies of programs and data.

16.11	The Company has in place disaster recovery plans which are fully documented and which, in the event that there is any damage to or destruction of some or all of the IT System:

16.11.1	will enable the business of the Company to continue; and

16.11.2	will ensure that the IT System can be replaced or substituted without disruption to the business of the Company.

16.12	Complete and accurate details of all expenditure by the Company on the IT System (including capital and operational expenditure) in the three financial years before the date of this agreement together with the actual and budgeted expenditure for the current financial year have been Disclosed.

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17.	CONSENTS AND COMPLIANCE

17.1	The Company has the benefit of and has complied with all permits, authorities, licences and consents necessary for the Company to carry on its business effectively in the manner and in the places in which its business is now carried on, all of which are Disclosed and contained in the Disclosure Bundle. So far as the Founders are aware, there are no circumstances which might lead to the suspension, alteration or cancellation of any of those permits, authorities, licences or consents.

17.2	The Company and its directors have conducted the business of the Company in accordance with all applicable laws and regulations, including, without limitation, the Employment Agencies Act 1973, the Conduct Regulations and the Agency Workers Regulations 2010.

17.3	Neither the Company nor any of the directors of the Company is subject to any investigation, inquiry or proceeding by the Employment Agency Standards Inspectorate in connection with any actual or alleged infringement of the Employment Agencies Act 1973 or the Conduct Regulations. No such investigation, inquiry or proceeding has been threatened or is pending and, so far as the Founders are aware, there are no circumstances likely to give rise to any of those investigations, inquiries or proceedings.

17.4	Neither the Company nor any of the directors of the Company has given any undertakings or commitments to the Employment Agency Standards Inspectorate which affect the conduct of the Company's business.

17.5	Any notice given to the Company of agreement that paragraphs (1) to (8) of the Conduct Regulations shall not apply was given to the Company in accordance with Regulation 32(9) of the Conduct Regulations and the Company informed the relevant client of the Company of such agreement in accordance with that Regulation.

17.6	The Company does not carry on any regulated activity within the meaning of the Financial Services and Markets Act 2000.

18.	DISPUTES AND LITIGATION

18.1	There is no outstanding arbitral award, or decision of a court, tribunal, arbitrator or government agency against the Company.

18.2	Neither the Company nor any of its officers nor any person for whose acts or defaults the Company may be vicariously liable is involved in any civil, criminal, arbitration or mediation proceedings or dispute resolution process (Proceeding). None of those Proceedings and no claim of any nature is pending or threatened by or against the Company or any of those persons or in respect of which the Company is liable to indemnify any party concerned.

18.3	So far as the Founders are aware, there are no facts likely to give rise to any Proceeding or Claim described in paragraph 18.2.

18.4	The Company is not party to any undertaking or assurance given to a court, tribunal, regulatory authority, governmental agency or to any other person in connection with any Proceedings or claim.

18.5	The Company is not the subject of, and there are no facts or circumstances likely to cause it to be the subject of any investigation, enquiry or disciplinary proceeding (whether judicial, quasi-judicial or otherwise).

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18.6	So far as the Founders are aware, no employee or officer has been convicted of or is awaiting trial in relation to or is alleged to have committed an offence in relation to the Company or that otherwise reflects upon the reputation of the Company or their suitability for holding the position they hold in the Company.

19.	INSURANCE

19.1	Each insurable asset of the Company is insured to its respective full replacement or reinstatement value and all risks and liabilities which are normally insured against by prudent companies carrying on business similar to that carried on by the Company are adequately insured against by the Company. In particular the assets of the Company are insured against fire to their full replacement value, its computer systems and data are insured for all foreseeable risks to their full replacement value together with incidental expenses including costs and expenses of data recovery and reconstruction and the Company is now, and has at all times been, adequately covered against accident, damage, injury, third party loss (including product liability) and loss of profits.

19.2	The Company has taken out all insurance policies which it is required by law to take out and all those policies are fully effective.

19.3	The Company's policies of insurance are fully effective and all premiums have been paid on time and receipts for the latest premiums payable are contained in the Disclosure Bundle. Complete and accurate details of those policies are contained in the Disclosure Bundle.

19.4	No claim under any of those policies is outstanding and, so far as the Founders are aware, no event has occurred which might be the subject of a claim under any of those policies or which would or might be required under any of those policies to be notified to the insurers under the terms of the policy. Where any claims or events mentioned above have been Disclosed, the amount of liability of those claims or events will not exceed the limit of insurance cover in place relating to those claims or events.

19.5	Nothing has been done or omitted to be done which might prejudice any prospective claim or which might render any of those policies void or voidable or which might result in the increase of any premium payable in respect of them and none of those policies is subject to any special or unusual terms, restrictions or rates of premium.

20.	ANTI-CORRUPTION

20.1	The Company has not at any time engaged in any activity, practice or conduct which at the relevant time amounted to an offence under the Bribery Act 2010 or which constituted or constitutes an offence under any other bribery or anti-corruption law in any jurisdiction.

20.2	No employee, agent, subsidiary or other person who performs or has performed services for or on behalf of the Company has at any time bribed another person (within the meaning of section 7(3) of the Bribery Act 2010) intending to obtain or retain business or an advantage in the conduct of business for the Company. The Company has in place adequate procedures full details of which are Disclosed designed to prevent those persons from undertaking bribery as described.

20.3	None of the Company or any employee, agent or subsidiary or so far as the Company or the Founders are aware other person who performs or has performed services for or on behalf of the Company is or has been the subject of any investigation, enquiry or enforcement proceedings in relation to any offence relating to corruption or bribery.

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20.4	No investigation, enquiry or proceeding mentioned above has been threatened and there are no circumstances which mean any of those investigations, enquiries or proceedings are likely to arise.

20.5	The Company has not been debarred, suspended or rendered ineligible from bidding for public contracts by reason of any law or decision of any public agency or authority.

21.	COMPETITION

21.1	In this paragraph 21, unless the context otherwise requires Competition Law means the national and directly effective legislation of any jurisdiction in which the Company conducts business which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.

21.2	The Company is not engaged in any agreement, arrangement, practice or conduct which amounts to an infringement of any Competition Law and no director of the Company is engaged in any activity which would be an offence or infringement under any Competition Law.

21.3	The Company is not subject to any investigation, inquiry or proceeding by any relevant government body, agency or authority in connection with any actual or alleged infringement of any Competition Law. No investigation, inquiry or proceeding mentioned above has been threatened or are pending and there are no circumstances likely to give rise to any of those investigations, inquiries or proceedings.

21.4	The Company is not affected by any existing or pending decisions, judgments, orders or rulings of any relevant government body, agency or authority responsible for enforcing the Competition Law and the Company has not given any undertakings or commitments to those bodies which affect the conduct of the Company's business.

21.5	The Company has not received any payment, guarantee, financial assistance or other aid from the government or any state body which was not, but should have been, notified to the European Commission under Article 88 of the EC Treaty or Article 108 of the Treaty on the Functioning of the European Union for a decision declaring that aid to be compatible with the Internal Market.

22.	DATA PROTECTION

22.1	In this paragraph 22, the terms data processor, processing and personal data will have the meanings given in the Data Protection Act 1998 (the DPA).

22.2	The Company has notified registrable particulars under the DPA of all personal data held or processed by it and:

22.2.1	has renewed those notifications and has notified any changes occurring in between those notifications as required by the DPA;

22.2.2	has paid all fees payable in respect of those notifications;

22.2.3	the contents of those notifications are complete and accurate;

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22.2.4	copies of those notifications are contained in the Disclosure Bundle; and

22.2.5	there has been no unauthorised disclosure of personal data outside the terms of those notifications.

22.3	No personal data has been transferred outside the European Economic Area.

22.4	The Company has in all material respects:

22.4.1	complied in all respects with the Data Protection Act 1984 whilst it was in force and the DPA;

22.4.2	satisfied any requests for access to personal data;

22.4.3	established the procedures necessary to ensure continued compliance with the DPA; and

22.4.4	complied with the requirements of the seventh principle of the DPA in respect of any processing of data carried out by a data processor on behalf of the Company, including by entering into a written contract with the data processor confirming that the data processor will only act on the instructions of the Company and copies of all such contracts are contained in the Disclosure Bundle.

22.5	The Company has not received any:

22.5.1	notice or complaint under the DPA alleging non-compliance with the DPA (including, without limitation, any information or enforcement notice, monetary penalty notice or any transfer prohibition notice); or

22.5.2	claim for compensation for loss or unauthorised disclosure of data; or

22.5.3	notification of an application for rectification or erasure of personal data,

and the Company and/or the Sellers is/are not aware of any circumstances which may give rise to the giving of any such notice or the making of any such notification.

22.6	So far as the Founders are aware, the Company has complied with its obligations under the Privacy and Electronic Communications (EC Directive) Regulations 2003 in respect of the use of electronic communications (including e-mail, text messaging, fax machines, automated calling systems and non-automated telephone calls) for direct marketing purposes and the use of cookies.

23.	EMPLOYEES AND CONSULTANTS

23.1	The Disclosure Bundle fully and accurately sets out in tabular form details of all the employees and workers of the Company together with full particulars of their terms and conditions of employment, including the following:

23.1.1	those particulars of employment that an employer is obliged to give to an employee pursuant to section 1 of the Employment Rights Act 1996;

23.1.2	gender;

23.1.3	date of birth;

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23.1.4	bonus, commission, incentive arrangements and all other benefits (whether contractual or discretionary);

23.1.5	type of contract (whether full or part-time or other);

23.1.6	retirement age, if any; and

23.1.7	pensions and pension schemes.

23.2	The Disclosure Bundle includes anonymised details of all persons who are not employees or workers and who are providing services to the Company and the particulars of the terms on which the individual provides services, including:

23.2.1	the company which engages them, if any;

23.2.2	the remuneration of each individual and any benefits to which they are entitled;

23.2.3	the type of services provided by the individual;

23.2.4	the number of hours each week committed to the Company;

23.2.5	the length of notice required to terminate each agreement or, if a fixed term, the expiry date of the fixed term and details of any previous renewals; and

23.2.6	any country other than the United Kingdom in which the individual is required to provide services, the law governing that contract, the currency in which that individual is remunerated and any terms and conditions relating to additional remuneration.

23.3	The Disclosure Bundle contains:

23.3.1	copies of all contracts which apply to any person employed or engaged by the Company or in its business;

23.3.2	handbooks and any other policies, procedures or rules (including disciplinary and grievance procedures) and a summary of any unwritten policies or procedures, whether or not contractual, which apply to any person employed or engaged by the Company or in its business; and

23.3.3	copies of all agreements or arrangements with any trade union, employee representatives or body of employees or their representatives (whether binding or not) and details of any unwritten agreements or arrangements which may affect any employees or workers of the Company.

23.4	The Disclosure Bundle includes anonymised details of all employees and workers of the Company who are on secondment, maternity, paternity, adoption, parental or other leave or who are absent due to ill health or for any other reason.

23.5	There are no home-working, part-time, job share, flexitime or flexible working arrangements or early retirement schemes applicable to any of the Company's employees or workers and the Company does not employ any employee shareholders pursuant to section 205A of the Employment Rights Act 1996.

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23.6	No offer of employment or engagement has been made by the Company that has not yet been accepted, or which has been accepted but where the employment or engagement has not yet started.

23.7	No former employee or worker is currently subject to post termination restrictions for the protection of the Company (save in relation to confidentiality).

23.8	There are no benefits provided by the Company to any person employed or engaged by the Company or in its business which could not be transferred to or (without significant additional cost) replicated by the Buyer.

23.9	There is no existing or proposed bonus, commission, profit-sharing scheme, share option scheme, share incentive scheme or any other scheme or arrangement under which any employee or other worker is or would be entitled to participate in the profits of the business of the Company or acquire shares in the Company.

23.10	No employment-related securities or securities options (as defined in Part 7 of the Income Tax (Earnings and Pensions) Act 2003) (without limitation, including shares in the Company and options over them) have been issued, granted or transferred by any person in connection with any current, former or proposed employment or office with the Company.

23.11	There are no securities, options over securities or interests in securities in respect of which the Company may have to account for income tax or national insurance contributions liabilities (or equivalent obligations in any jurisdiction) issued, granted or transferred to any current or former officer, employee or worker or any of their nominees or Associates by any person.

23.12	There are no employee benefit trusts, family benefit trusts or similar arrangements under which any current or former officer, employee or worker or any of their nominees or Associates may benefit in any form.

23.13	There is no existing or proposed scheme (whether contractual or not) or any custom or practice to provide payments or benefits:

23.13.1	on redundancy (in addition to statutory redundancy pay) or other termination or on a change of control; or

23.13.2	in excess of the statutory minimum in relation to maternity, paternity or adoption or shared paternal leave.

23.14	There are no loans made to employees or other workers or guarantees provided by the Company for the benefit of an employee or other worker.

23.15	No variation has been made in the last 12 months to any of the terms of employment or engagement of any of the Company's officers, employees or workers nor has any future variation been offered, promised, or agreed.

23.16	No employee, worker or any other person engaged by the Company or in its business has received or has given notice, or is likely to receive notice, to terminate their employment or engagement with the Company, (whether as a result of the parties entering into this agreement or otherwise).

23.17	All contracts of employment or engagement with any employee, worker or officer of the Company (and all contracts for services with any individual or company providing the services of an individual or individuals) are terminable at any time on not more than three months' notice without giving rise to any claim for damages or compensation (other than a statutory redundancy payment or for unfair dismissal) or any liability on the part of the Company other than wages or commission.

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23.18	No employee or any other person engaged by the Company or in its business has been off sick for a period of 21 days or more in any six-month period within the last three years (whether or not consecutive) or is receiving or is due to receive payment under any sickness, disability or permanent health insurance scheme and there is no pending, threatened or likely claim for that payment and all such claims are covered by insurance.

23.19	No employee has any accrued but untaken or unsatisfied annual leave from previous holiday years.

23.20	There are no existing or likely disputes, claims or legal proceedings in which the Company is involved or, so far as the Founders are aware, likely to be involved in relation to employees, workers, candidates, consultants, contractors, former employees, former workers, former candidates, former consultants, former contractors or trade unions, staff associations, staff councils, works councils or other organisations formed for a similar purpose.

23.21	No disciplinary action has been taken by the Company against any of the Company's employees, workers, former employees or former workers within the previous two years.

23.22	No grievance has been raised by any employee, worker, former employee or former worker within the previous two years.

23.23	There are no amounts outstanding or promised to any employees, workers, consultants or contractors (other than reimbursement of expenses and wages for the current salary period) or any liability incurred by the Company which remains un-discharged for breach of any employment (or other) contract, redundancy payment (statutory or otherwise, including protective awards), compensation under any employment legislation or regulations or for wrongful dismissal, unfair dismissal, equal pay, discrimination or otherwise or for failure to comply with any order for the re-instatement or re-engagement of any employee.

23.24	The Company has not incurred any liability for any failure to provide information or to consult with employees, representatives of employees, staff associations, staff councils, works councils or any trade union.

23.25	The Company has not made or agreed to make a payment or provided or agreed to provide a benefit to any current or former director, officer, employee or worker or to their dependants in connection with the actual or proposed termination or suspension of employment or variation of employment contract.

23.26	No questionnaire has been served on the Company under any discrimination legislation.

23.27	There are no existing, pending or threatened inquiries or investigations into the Company or affecting any person employed or engaged by the Company or in its business by the Equality and Human Rights Commission or other similar authority and there are no facts that the Founders are aware of that might give rise to any of those inquiries or investigations.

23.28	The Company has, in relation to each of its current and former employees, officers, workers and consultants, complied with all its obligations and duties whether arising under contract, statute, statutory instrument, code of practice, collective agreement, at common law or in equity or under any European treaty or law, whether legally binding or not.

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23.29	All contracts between the Company and its directors and employees comply with any relevant requirements of section 188 of the Companies Act (or section 319 of the Companies Act 1985).

23.30	The Company has no agreement or arrangement with, and does not recognise, any trade union or any other body representing its employees or workers.

23.31	The Company has not received a request for recognition pursuant to the Trade Union and Labour Relations (Consolidation) Act 1992 or to negotiate an agreement pursuant to the Information and Consultation of Employees Regulations 2004 and neither the Company nor the Founders are aware of any facts or circumstances that might give rise to any of those requests.

23.32	The Company has not been the subject of any strike action or industrial action short of strike or other industrial dispute in the last five years.

23.33	During the year before the date of this agreement, the Company has not given notice of any redundancies to the relevant Secretary of State or started consultations under Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992.

23.34	So far as the Founders are aware, the Company has maintained up-to-date, full, accurate and suitable records regarding the employment or engagement of each of its employees or workers and termination of employment or engagement.

23.35	Within five years ending on the date of this agreement, the Company has not been a party to a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006).

23.36	No right to an early retirement pension on redundancy or other dismissal existing before any relevant transfer to the Company under the Transfer of Undertakings (Protection of Employment) Regulations 1981 or the Transfer of Undertakings (Protection of Employment) Regulations 2006 affects any person currently or previously employed by the Company or in its business.

23.37	The Company has in relation to each of its employees or workers discharged fully its obligations to pay the minimum wage under the National Minimum Wage Regulations 1999.

23.38	All employees, and any other person who performs or has performed services for or on behalf of the Company, subject to immigration control are employed in accordance with the Immigration, Asylum and Nationality Act 2006 and where relevant the Asylum and Immigration Act 1996 and any amendments to them; as well as the prevailing UK Immigration Rules and Policies.

23.39	There are no agreements or arrangements with third parties for the provision of staff to the Company.

23.40	No request for information has been served on the Company under the Agency Workers Regulations 2010.

23.41	All current and former employees and workers engaged or employed by the Company or any Group Company have been paid holiday pay in accordance with the principles of Lock v British Gas Trading Limited C-539/12 for the duration of their employment or engagement and/or on termination of such employment or engagement including, for the avoidance of doubt any commission or other payment intrinsically linked to their employment or engagement that they would otherwise have earned in the normal course of their duties in respect of such period.

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23.42	The Company does not directly engage, and has not directly engaged, any of the individuals it has placed on a temporary assignment with any of the Company's clients and the Company engages, and has engaged, all such individuals via a limited company, each such company being either the individual's own personal service company or an umbrella company.

23.43	Each individual whom the Company has placed on a temporary assignment with any of the Company's clients, and the company via which the Company engages or engaged each such individual, have agreed that the Conduct Regulations should not apply and all such agreements have been given in accordance with Regulation 32(9) of the Conduct Regulations.

23.44	The Company has engaged all individuals currently working on temporary assignments with its clients via companies that have contracted with the Company under the Company's standard contractor contract (namely the "Agreement for Provision of Services (Supplier Version) ver 260413") contained in the Disclosure Bundle.

24.	PENSIONS

24.1	Other than the stakeholder pension scheme previously provided by the Company (the Pension Scheme) the Company has never sponsored, designated, participated in, assumed responsibility for or contributed to any arrangement (whether or not closed, funded or tax registered) for providing pension or other benefits on, or in anticipation of, the retirement, death, accident or sickness of any current or former director or employee of the Company (together Employees), nor has it agreed or announced any proposal to enter into or establish any such arrangement.

24.2	All material particulars of the Pension Scheme required to permit the Buyer to form a true and fair view of the Pension Scheme, the benefits (including contingent benefits) provided, or to be provided under them and the Company's obligations in relation to them have been Disclosed to the Buyer.

24.3	The Pension Scheme has no members and no Group Company has any outstanding liabilities under the Pension Scheme.

24.4	There are no practices relating to benefits from the Pension Scheme which are not reflected in the documentation Disclosed.

24.5	No undertaking or assurance (whether or not constituting a legally binding commitment) has been given to any Employee about:

24.5.1	the continuation of the Pension Scheme or any alteration to or exception from its terms or the increase or improvement of benefits or the exercise of any discretion; or

24.5.2	the introduction of, or a contribution towards, any new or alternative pension or life assurance arrangement.

24.6	The Company has not granted any ex gratia pension or other similar payment to any Employee or their dependants.

24.7	The Pension Scheme only provides money purchase benefits, as defined in section 181 of the Pension Schemes Act 1993. No assurance, promise or guarantee has been made or given to an Employee of a particular level or amount of benefit to be provided for or in respect of him under that scheme on death, retirement or leaving service.

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24.8	The Pension Scheme is registered pension schemes for the purpose of section 150(2) of the Finance Act 2004 and there is no matter or matters which might give HM Revenue & Customs reason to de-register them.

24.9	All Tax due for or in respect of the Employees from the trustees of the Pension Scheme to HM Revenue & Customs has been paid.

24.10	No claim (other than routine claims for benefits) concerning the Pension Scheme (including, without limitation, contact with the Pensions Regulator, the Pensions Advisory Service or the Pensions Ombudsman) has been made against any Seller, the Company, the trustees, managers or administrators of the Pension Scheme or any other person whom the Company or such trustees, managers or administrators is or may be liable to indemnify or compensate, and none is pending or threatened. The Sellers are not aware of any matter which might give rise to such a claim.

24.11	The Company has complied with automatic enrolment obligations as required by the Pensions Act 2008 and associated legislation. Full details of this compliance have been Disclosed, including any documents relating to the Company's staging date, copies of any correspondence between the Company and the Pensions Regulator regarding auto-enrolment, copies of any records kept in accordance with regulations 5 to 8 of the Employers' Duties (Registration and Compliance) Regulations 2010 in respect of the Employees and details of any Employees who have opted out and copies of any opt-out letters in respect of the Employees.

24.12	Before 1 October 2012, the Company complied with its duty to facilitate access to a stakeholder pension scheme under section 3 of the Welfare Reform and Pensions Act 1999.

24.13	The Pension Scheme was administered in accordance with all applicable laws, regulatory requirements and the provisions of its governing documentation.

24.14	No Employee was been excluded from membership of the Pension Scheme or provided with different benefits under the Pension Scheme because of their age, sex, disability, marital status, religion or belief, sexual orientation or because they are or were employed on a part-time or fixed-term basis and no transfer payment has been received from another pension arrangement which provided different benefits for such a reason; nor has the pensionable remuneration of any Employee been calculated by reference to a set off or deduction.

24.15	All contributions, (including fees, charges and expenses of whatever nature) which are payable by the Company under the Pension Scheme and all contributions due from members of the Pension Scheme have been duly made and remitted on time and the Company has fulfilled all of its obligations in respect of the Pension Scheme.

24.16	No Employee (or former employee of the Company) was a member (whether active or deferred) of an occupational pension scheme immediately before the transfer of the related employment under the Transfer of Undertakings (Protection of Employment) Regulations 1981 or the Transfer of Undertakings (Protection of Employment) Regulations 2006.

24.17	No contribution notice, financial support direction or restoration order has been served on the Company or any person connected to or associated with the Company by the Pensions Regulator in accordance with its powers under the Pensions Act 2004 and there is no reason why such a contribution notice, financial support direction or restoration order may be served on the Company.

25.	PROPERTY – GENERAL

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25.1	In paragraphs 25 to 30, unless the context otherwise requires:

Incumbrance means:

(a)	any covenant, restriction, stipulation, easement, customary or public right, local land charge, mining or mineral right, franchise, manorial right and any other right or interest in or over land in each case whether or not registered; and

(b)	any interest not included in paragraph (a) above that will override either first registration (where appropriate) or any registrable disposition;

to which the Property is subject;

Leasehold Property means the leasehold property described in Schedule 9;

Lease means the lease under which the Leasehold Property is held (together with any document varying, supplemental or collateral to it);

Property means the Leasehold Property; and

rent includes licence fee, tenancy includes licence and tenant includes licensee.

25.2	The Property and the fixtures and fittings in it comprise the only land and buildings that have ever been owned, occupied, or used by the Company in the last 8 years or in relation to which the Company has ever had any right, interest, or liability (whether actual or contingent).

25.3	The Company is in actual occupation of the whole of the Property none of which are vacant or is entitled to occupy them on an exclusive basis and no other person has any right (actual or contingent) to possession, occupation or use of or interest in the Property.

25.4	The details of the Property set out in Schedule 9 are complete and accurate in all material respects and are not misleading.

25.5	The Company has not at any time given any guarantee or indemnity for the performance by any person of any obligation concerning the Property or any other land and buildings or entered into any agreement to do so.

26.	PROPERTY - TITLE

26.1	All original documents or properly examined extracts relating to the Company’s title to the Property (including originals of the Leases) are in the possession or under the control of the Company and have been disclosed to the Buyer’s Solicitors.

26.2	The Company is solely legally and beneficially entitled to the Property.

26.3	The Buyer has been provided with true and complete copies of all documents, surveys and reports relating to the Property which are within the knowledge of the Sellers together with such other information in the possession of the Sellers or the Company as is material.

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26.4	All fixtures and fittings at the Property other than those belonging to any statutory undertaking or (in the case of the Leasehold Property) landlord’s fixtures are owned absolutely by the Company free from Incumbrances except any disclosed to the Buyer’s Solicitors by the Sellers' Solicitors before the date of this agreement.

27.	PROPERTY – RIGHTS AND INTERESTS

27.1	There are no mortgages, charges or liens, legal or equitable, specific or floating, affecting the Property nor is there any agreement or commitment to create any.

27.2	There are no agreements for sale, estate contracts, options, rights of pre-emption or similar matters affecting the Property the provisions of which remain to be observed or performed and there are no obligations binding on the Property to make future payments in respect of overage, clawback, deferred consideration or other payments of a similar nature.

28.	PROPERTY - OUTGOINGS

The Property is not subject to the payment of any outgoings other than uniform business rates or water rates and, in the case of the Leasehold Property, sums due under the Lease and no payments in respect of them are outstanding or disputed.

29.	PROPERTY - COMPLAINTS, NOTICES AND DISPUTES

29.1	The Company has not had occasion to make any claim or complaint in relation to any neighbouring properties or its use or occupation. No notices materially affecting the Property have been given or received by any Seller or the Company.

29.2	There are no notices, disputes, claims, actions, demands or complaints in respect of the Property which are outstanding or which are expected by either the Company or any Seller nor (so far as the Founders are aware) are there any circumstances rendering any of them likely.

29.3	The Company has not (nor has anyone on its behalf) expressly or by implication waived any breach by any person of any covenant, agreement, restriction or other obligation relating to the Property or of which the Property has the benefit.

30.	LEASEHOLD PROPERTY

30.1	Relevant details of the Lease (and any documents supplemental to it) are fairly summarised in Schedule 9.

30.2	None of the terms of the Lease have been varied.

30.3	All sums (including rent, insurance rent and service charge) due under the Lease have been paid and the last instalment of rent was paid to and was accepted by the landlord or its agents without qualification.

30.4	Where there are any provisions for rent review:

30.4.1	all steps in rent reviews have been duly taken and no rent reviews are currently under negotiation or the subject of a reference to an expert or arbitrator or the courts;

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30.4.2	where the current annual rent is not the same as the annual rent originally reserved by the Lease, evidence of its agreement or determination has been placed with the documents of title; and

30.4.3	so far as the Sellers are aware no building, alteration or improvement to the Leasehold Property has been carried out pursuant to an obligation to the landlord.

30.5	No alterations or additions have been made to the Leasehold Property which the tenant is required to remove on yielding up the Property at the expiration or sooner determination of the term.

30.6	So far as the Sellers are aware, no collateral assurances, undertakings or concessions have been made by any party to the Lease.

30.7	Any consents (other than consents which may have been required under any mortgages or other documents which are no longer subsisting) required for the grant of the Lease or any other matter which required the landlord’s consent under the terms of the Lease have been obtained along with evidence of the registration of any such grant or vesting where requisite. There are no applications for consent by the Company which are currently being considered.

30.8	The Sellers are not aware of any subsisting material breach of the covenants or conditions contained in the Lease, whether on the part of the landlord or the tenant, or any other event of a material nature which could give rise to forfeiture of the Lease.

30.9	No notice alleging any breach of the covenants or conditions contained in the Lease, whether on the part of the landlord or the tenant, remains outstanding. So far as the Founders are aware, no breach of covenant has been waived or acquiesced in.

31.	ENVIRONMENTAL AND HEALTH AND SAFETY MATTERS

31.1	In this paragraph 31, unless the context requires otherwise:

Environment means the natural and man-made environment including all or any of the following media, namely air, water and land (including air within buildings and other natural or man-made structures above or below the ground) and any living organisms (including man) or systems supported by those media;

EHS Laws means all laws, statutes, regulations, secondary legislation, common law, directives, judgments and decisions of any court or tribunal, and legally binding codes of practice and guidance notes in so far as they relate to or apply to the Environment or health and safety of any person;

EHS Matters means all matters relating to:

(a)	pollution or contamination of the Environment or the creation of any nuisance including by noise, vibration or odour;

(b)	the health and safety of any person, including any accidents, injuries, illnesses and diseases;

(c)	the disposal, carrying or treatment (including recycling) of Waste; or

(d)	the condition, protection, maintenance, remediation, reinstatement, restoration or replacement of the Environment or any part of it;

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EHS Permits means any permits, licences, consents, certificates, registrations, notifications or other authorisations required under any EHS Laws for the operation of the Company's business or in relation to the Property;

Harm means harm to the Environment, and in the case of man includes offence caused to any of his senses or harm to his property;

Hazardous Substances means any material, substance or organism which, alone or in combination with others, is capable of causing Harm, including radioactive substances and materials containing asbestos;

Historic Property means property formerly owned, occupied or held by the Company; and

Waste means any waste, including any by-product of an industrial process and anything which is discarded, disposed of, spoiled, abandoned, unwanted or surplus, irrespective of whether it is capable of being recovered or recycled or has any value.

31.2	So far as the Founders are aware, the Company has at all times operated in compliance with all EHS Laws. There are no facts or circumstances which may lead to any breach of or liability under any EHS Laws or any claim or liability in respect of EHS Matters.

31.3	So far as the Founders are aware, there are no Hazardous Substances at, on or under, nor have any Hazardous Substances been emitted, escaped or migrated from, the Property.

31.4	There are, and have been, no claims, investigations, prosecutions or other proceedings against or threatened against the Company or any of its directors, officers or employees in respect of Harm or accidents, injuries, illness or disease or any other harm to the health and safety of employees, contractors or any other persons arising from the operation of the Company's business or for any breach or alleged breach of any EHS Permits or EHS Laws and there are, so far as the Founders are aware, no facts or circumstances which may lead to any of those claims, investigations, prosecutions or other proceedings. At no time has the Company or any Seller received any notice, communication or information alleging any liability in relation to any EHS Matters or that any remediation works are required.

31.5	Neither the Company nor any Seller has received any enforcement, prohibition, stop, remediation, improvement or any other notice from any enforcement authority, including in the UK the Environment Agency, the Health and Safety Executive or the relevant local authority and their equivalents in any other jurisdiction, with regard to any breach of EHS Laws in respect of the Company's business.

31.6	The Company has not given or received any warranties or indemnities or any other agreement in respect of any liabilities, duties or obligations that arise under EHS Laws including in relation to Historic Property.

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Schedule 7 – sellers' limitations

1.	FINANCIAL LIMITS

1.1	No liability will attach to the Founders in respect of any claim under the Warranties (other than a Tax Warranty) (a "Warranty Claim") unless the amount of the Warranty Claim, or a series of connected Warranty Claims of which that Warranty Claim is one, exceeds £5,000 and the aggregate amount of the liability of the Founders in respect of all Warranty Claims exceeds £50,000, in which event the Founders will (subject to the limitations set out in this agreement) be liable for the whole of that liability and not merely the excess.

1.2	The aggregate liability of the Founders in respect of all Warranty Claims and all claims under the Tax Warranties and all claims brought under the Tax Covenant (collectively, "Claims") will not exceed the aggregate amount of the Initial Cash Payment, the Second Payment and the Earn-out Payment paid and to be paid to all of the Sellers (and not just the Founders) under this agreement. In the event of a Warranty Claim being paid by the Founders and then repaid (in whole or in part) under the provisions of paragraph 3 of this Schedule then, to the extent repaid, the Warranty Claim will not constitute a Warranty Claim for the purpose of this paragraph 1.2 with effect from the date of repayment to the Founders.

1.3	The maximum liability of Louise Smith in respect of all Claims shall not exceed the aggregate amount of the Initial Cash Payment, the Second Payment and the Earn-out Payment paid and to be paid to Louise Smith and The Poppy Trust together.

1.4	In relation to each separate Claim, Louise Smith shall be liable for 50% of the amount of such Claim.

1.5	The maximum liability of Stuart Milton in respect of all Claims shall not exceed the aggregate amount of the Initial Cash Payment, the Second Payment and the Earn-out Payment paid and to be paid to Stuart Milton and Helpsonic Ltd Pension Fund together.

1.6	In relation to each separate Claim, Stuart Milton shall be liable for 50% of the amount of such Claim.

2.	TIME LIMITS

2.1	A claim will be wholly barred and unenforceable unless the Buyer gives the Founders notice in writing of it, summarising in reasonable detail the nature of the claim and giving an estimate of its value, within:

2.1.1	four years from the date of Completion in the case of any claim under the Tax Warranties or the Tax Covenant, and the Founders may not plead the Limitation Act 1980 in respect of that claim to the extent that it is reasonably able to do so; or

2.1.2	18 months from the date of Completion in the case of any other Warranty Claim.

2.2	All and any liability of the Founders in respect of any Warranty Claim (other than any claim for breach of any Tax Warranty) shall be extinguished (if such claim has not been previously satisfied, settled or withdrawn) if legal proceedings in respect of such claim have not been commenced within nine months of the notification of the claim pursuant to paragraph 2.1 above and for this purpose proceedings shall not be deemed to have been commenced unless they shall have been properly issued and validly served on the Founders, except in the case of a claim based upon a liability which is contingent or otherwise not capable of being quantified, in which case the nine month period shall (subject to the overall time limits referred to in paragraph 2.1 above) commence on the date that the liability ceases to be contingent or becomes capable of being quantified, as the case may be.

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2.3	All and any liability of the Founders in respect of any claims made for breach of any Tax Warranty shall be extinguished (if such claim has not been previously satisfied, settled or withdrawn) if legal proceedings in respect of such claim have not been commenced within 18 months of the notification of the claim pursuant to paragraph 2.1 above and for this purpose proceedings shall not be deemed to have been commenced unless they shall have been properly issued and validly served on the Founders, except in the case of a claim based upon a liability which is contingent or otherwise not capable of being quantified, in which case the 18 month period shall (subject to the overall time limits referred to in paragraph 2.1 above) commence on the date that the liability ceases to be contingent or becomes capable of being quantified, as the case may be.

2.4	For the purposes of paragraphs 2.2 and 2.3 above, proceedings in respect of a Warranty Claim (other than any claim for breach of any Tax Warranty) or a claim for breach of any Tax Warranty (as the case may be) will be deemed to have been (a) "issued" on the date entered on the claim form issued by the court at the request of the relevant claimant; and (b) "served" when the claim form has been deemed served in accordance with the Civil Procedure Rules.

3.	RECOVERY FROM THIRD PARTIES

If a payment in respect of a Warranty Claim is made to the Buyer by the Founders and the Buyer subsequently recovers from a third party (other than any taxation authority) a sum which is referable to that Warranty Claim, the Buyer must promptly repay to the Founders an amount as is equal to the lesser of the amount recovered from the third party and the amount the Founders paid to the Buyer minus all costs and expenses incurred by the Buyer in recovering that amount from the third party and minus any Tax payable by the Buyer on the amount recovered.

4.	CONDUCT OF THIRD PARTY CLAIMS

If the Buyer becomes aware of any matter which may give rise to a Warranty Claim (not including any Claim for Tax):

4.1	the Buyer will as soon as reasonably practicable notify the Founders in writing of that matter but the Buyer will not incur any liability for failure to do so;

4.2	the Buyer or the relevant Group Company will have the conduct of the matter which is the subject of the Warranty Claim; and

4.3	the Founders will, and will procure that all of the agents and advisers of the Founders (if any) will, keep confidential all information which they receive about the Group and/or the Buyer or its affairs or business as a result of this paragraph 4.

5.	OTHER EXCLUSIONS

The Founders will not be liable for any Warranty Claim to the extent that:

5.1.1	the matter giving rise to the Warranty Claim is attributable to or a consequence of any change of accounting policy of the Group on or after Completion, except where effected in order to conform to generally accepted accounting principles and policies not previously adopted by the Group;

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5.1.2	the Warranty Claim or subject matter of it has been made good or is otherwise compensated for (otherwise than by the Buyer or any member of the Buyer's group at no cost, nor any other detriment, to the Buyer or any Group Company) or is provided for in the Completion Accounts;

5.1.3	which occurs as a result of or in connection with any change in the nature of the business of the Group as carried on at Completion or the manner of conducting it at Completion at the request, or with the approval, of the Buyer (other than where such change has been requested or approved by a Seller); or

5.1.4	the Warranty Claim is caused or increased by the Company or any other Group Company ceasing to carry on their respective businesses after Completion as going concerns.

6.	CUSTOMER OVERPAYMENTS

6.1	If the Company or any Group Company receives notice from any customer validly claiming that it overpaid for any services provided by the Group at any time before Completion with the result that such overpayment is refunded to such customer then the return of such overpayment (a "Repayment") shall first be set off against the combined total of (i) the overpayment provision included in the Completion Accounts and (ii) any amount recovered from debtors against which a provision is specifically included in the Completion Accounts provision for bad debt is in place at Completion (collectively, the "Overpayment Provision"). No Claim may be brought by the Buyer to recover an amount relating to any and all such Repayments until such time as the Overpayment Provision has been exhausted.

6.2	Nothing in paragraph 6.1 above shall in any way restrict the application of the other limitations on liability set out in this Schedule 7.

7.	GENERAL

7.1	Nothing contained in the Disclosure Letter will limit the liability of the Founders in respect of, and none of the limitations contained in this Schedule 7 will apply to, any breach of any of the Warranties contained in paragraphs 1 to 3 of Schedule 6.

7.2	None of the limitations contained in this Schedule 7 will apply to, any breach of any of the Warranties contained in paragraph 14 of Schedule 6.

7.3	The Buyer will not be entitled to recover any loss or amount more than once under this agreement.

7.4	Nothing in this agreement shall limit the general obligation at law of the Buyer or any member of the Group to mitigate any loss or damage which it may suffer in consequence of any breach of the Warranties.

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Schedule 8 - completion

Part A - Documents to be delivered by the Sellers

1.	Transfers of the Shares and Minority Shareholder Shares duly executed by the respective registered holders of the Shares and Minority Shareholder Shares in favour of the Buyer or its nominees together with the relevant share certificates (or an indemnity in any form requested by the Buyer in relation to any missing certificates).

2.	Consultancy agreement in the Agreed Form between the Company and Louise Smith, duly executed by Louise Smith.

3.	Settlement agreement in the Agreed Form between the Company and Louise Smith, duly executed by Louise Smith.

4.	Settlement agreement in the Agreed Form between the Company, Helpsonic Limited and Stuart Milton, duly executed by Helpsonic Limited and Stuart Milton.

5.	Any waiver or consent which the Buyer may require to enable the Buyer or its nominees to be registered as holders of the Shares.

6.	The written resignations (executed as a deed) of each of Stuart Milton, Louise Smith, Dave Pye, Adam Drew, Fiona Eddy and Simon Girven (each an Officer) from their respective offices as set out in Schedule 2 with each Group Company in each case confirming that the Officer has no claim against the relevant Group Company for remuneration, fees or expenses or compensation or damages for loss of office or otherwise.

7.	An acknowledgement and release in the Agreed Form from the Sellers releasing each Group Company from:

7.1	any claims any Seller or any Associate of any Seller may have against any Group Company;

7.2	any sums due, owing or outstanding between any Seller or any Associate of any Seller and any Group Company; and

7.3	any commitments, liabilities and obligations which may be owing to any Seller or an Associate of any Seller by any Group Company.

8.	The statutory books and registers, certificate(s) of incorporation (including any on change of name) and common seal, statutory minute books and registers (made up to the date of Completion) of each Group Company. Companies House WebFiling security and authentication codes for each Group Company, if any.

9.	Certificates in respect of all issued shares in the capital of each of the Subsidiaries and transfers of any shares in a Subsidiary which are not held by a Group Company in favour of those persons as the Buyer may direct.

10.	All title deeds and other deeds and documents (including plans and consents) relating to the Property.

11.	A certified copy of any power of attorney under which any document delivered on Completion has been executed on behalf of any Seller or Minority Shareholder.

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12.	For each Group Company, online statements from each bank at which any Group Company has an account giving the balance at close of business on the last Business Day before Completion; all cheque books in current use and written confirmation that no cheque has been written since those statements were prepared; details of their cash book balances; and reconciliation statements reconciling the cash book balances and the cheque books with the bank statements.

13.	All charges, mortgages, debentures, guarantees and/or indemnities to which any Group Company is a party together with, in respect of each of them (and any covenant connected with any of them):

13.1	all applicable duly executed discharges or releases in the Agreed Form; and

13.2	if requested by the Buyer in respect of any of them which is registered at Companies House, duly signed Companies House forms confirming their satisfaction in full or in part.

14.	An irrevocable power of attorney in the Agreed Form executed by each Seller and each Minority Shareholder in favour of the Buyer and its directors to enable the Buyer (pending registration of the transfers of the Shares and the Minority Shareholder Shares) to exercise all voting and other rights attaching to the Shares and the Minority Shareholder Shares and to appoint proxies for this purpose.

15.	Certified copy evidence of the decisions of the directors to be taken at Completion by the directors of the each Group Company referred to in Part B of this Schedule.

16.	Each Minority Shareholder Sale Agreement duly executed by the relevant Minority Shareholder(s).

17.	A termination deed in the Agreed Form between the Sellers and the Minority Shareholders terminating the shareholders agreement dated 7 November 2003 duly executed by each party to such termination deed.

18.	Letters to each of the Optionholders from Staffing 360, the Buyer and the Company in the Agreed Form terminating his/her options in the shares of the Company and agreeing the conditional award of shares to him/her in the capital of Staffing 360, each letter duly executed by the relevant Optionholder and the Company.

Part B - Decisions to be taken at Completion by the directors of the Group Companies

1.	Any persons who the Buyer may nominate will be appointed as additional officers.

2.	The registered office of each Group Company will be changed to any address that the Buyer may direct.

3.	The transfers of the Shares referred to in paragraph 1 of Part A of this Schedule will be approved for registration (subject to stamping).

4.	The transfers referred to in paragraph 10 of Part A of this Schedule will be approved for registration (subject to stamping).

5.	The consultancy agreement referred to in paragraph 2 of Part A of this Schedule will be approved and executed by the relevant Group Company.

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6.	The settlement agreements referred to in paragraph 3 and 4 of Part A of this Schedule will be approved and executed by the relevant Group Company.

7.	Any resolutions and actions about bankers as the Buyer may require will be passed and taken.

8.	The resignations of the officers referred to in paragraph 7 of Part A of this Schedule will be accepted with immediate effect, or with effect from the meeting closing if it would mean the meeting would cease to be quorate if those resignations took effect immediately.

9.	Any other Agreed Form documents which any Group Company is a party to will be approved and executed by the relevant Group Company.

10.	Any other business which the Buyer may reasonably require will be transacted.

Part C - Other action to be taken by the Sellers and other items to be delivered by the Sellers

1.	To the extent there are outstanding loans to the Sellers or their Associates, the Sellers will repay and procure the Associates of the Sellers to repay all amounts then owing by any of them to any Group Company whether due for payment or not.

2.	The Sellers will deliver to the Company (or procure the delivery to the Company of) all motor vehicles belonging to any Group Company (together with all documentation relating to the motor vehicles) and all papers, books, records and all other assets of any Group Company which are used by or in the possession or under the control of the Sellers or any of the Associates of the Sellers.

Part D- Documents to be delivered by the Buyer

1.	A certified copy of the board minutes of the Buyer approving the purchase of the Shares on the terms of this agreement and authorising the execution of this agreement and authorising the Buyer to execute the Promissory Notes to the Sellers and the Minority Shareholders and any other Agreed Form documents to which the Buyer is a party.

2.	A certified copy of the board minutes of Staffing 360 approving the purchase by the Buyer of the Shares on the terms of this agreement, authorising the execution of this agreement and any other Agreed Form documents to which it is a party and authorising the issue of the Initial Buyer Shares.

3.	The consultancy agreement referred to in paragraph 2 of Part A of this Schedule duly executed by the Company.

4.	The settlement agreements referred to in paragraphs paragraph 3 and 4 of Part A of this Schedule duly executed by the Company.

5.	A copy of the stock certificates from Vstock showing the issue of the Initial Buyer Shares as set out in Part 2 of Schedule 1.

6.	Letters to each of the Optionholders from Staffing 360, the Buyer and the Company in the Agreed Form terminating his/her options in the shares of the Company and agreeing the conditional award of shares to him/her in the capital of Staffing 360, each letter duly executed by Staffing 360 and the Buyer.

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Schedule 9 – the property

Property address:	Part Ground Floor, No.3 Building,1-5 London Wall, London EC2
Date of lease:	Undated
Parties:	The Mayor and Commonality and Citizens of the City of London Trustees of the Vridgw Ouses Estates The JM Group (IT Recruitment) Limited
Term:	25 June 2012 to 24 June 2017
Rent:	£116,812 per annum
Service charge:	£41,250 per annum
Insurance rent:	£2,292 per annum
Any other outgoings/liaibilities (excluding business rates)	None (save for utilities and contents insurance)

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Schedule 10 – tax schedule

Part A - Definitions and Interpretation

1.	DEFINITIONS

For the purposes of this Schedule, the following words and expressions will have the following meanings:

Accounts means the Accounts, but excluding all notes to them (if any);

Accounts Relief means any amount which is treated as Relief in the Completion Accounts whether in accordance with the law or otherwise and whether it appears or is treated as an asset in the Completion Accounts or has been taken into account in reducing or eliminating any provision for Tax in the Completion Accounts or reducing or eliminating a provision which but for that amount being so treated or appearing as a Relief would have been made in the Completion Accounts;

Buyer's Group means the Buyer and any subsidiaries and subsidiary undertakings from time to time of the Buyer and any holding company and parent undertaking from time to time of the Buyer and any subsidiaries and subsidiary undertakings from time to time of any such holding company or parent undertaking, and member of the Buyer's Group will be construed accordingly;

Buyer's Relief means:

(a)	any Relief arising to any Group Company which arises as a consequence of or by reference to an Event occurring after Completion (and where that Relief arises by reference to a Tax period which is current at the time of Completion, it will be apportioned partly to the period before Completion and partly to the period after Completion on a time basis or such other basis as is just and reasonable (Post Completion Relief)); or

(b)	any Relief which arises to any member of the Buyer's Group, other than any Group Company;

CAA means the Capital Allowances Act 2001;

Claim for Tax means any notice, demand or assessment issued or action taken by or on behalf of any Tax Authority and/or the compilation and submission of any return information or computation to any Tax Authority from which it appears that any Group Company or any member of the Buyer's Group is or may be placed under a Tax Liability in respect of which the Buyer has or is likely to have a claim against the Founders under this agreement;

Completion Accounts means the Completion Accounts, but excluding any notes;

CTA 2009 means the Corporation Tax Act 2009;

CTIP means the Corporation Tax (Instalment Payment) Regulations 1998;

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Event means any transaction, deed, act, event, fact, circumstance or omission (in each case, whether or not carried out by any Group Company and whether or not any Group Company is a party to it), and without limitation, will include:

(a)	entry into of the agreement, satisfaction of any conditions subject to which the agreement is made and Completion;

(b)	transfer of value, death of any person, the appointment of any receiver or liquidator and the winding-up or migration of any company, trust or person;

(c)	the earning, receipt or accrual of any income, profits or gains;

(d)	the incurring of any loss or expenditure;

(e)	the declaration, making or payment of any dividend or other distribution; and

(f)	the expiry of any period, the formation or the change of any intention, the ceasing to be a member of any group or connected or associated with or under the control of any person for the purposes of any Tax or to be resident or managed from any jurisdiction;

FA means the Finance Act;

Group Relief means:

(a)	relief surrendered or claimed pursuant to Part 5 of the Tax Act;

(b)	any Taxation refund surrendered or claimed pursuant to section 963 of the Tax Act;

(c)	eligible unrelieved foreign Tax surrendered or claimed pursuant to the Double Taxation Relief (Surrender of Relievable Tax Within a Group) Regulations 2001;

(d)	any Relief obtained as a result of an election made jointly with another company pursuant to section 171A or 179A of the TCGA or pursuant to section 792 of the CTA 2009;

(e)	advance corporation tax capable of being surrendered or claimed pursuant to Regulation 13 of the Corporation Tax (Treatment of Unrelieved Surplus Advance Corporation Tax) Regulations; or

(f)	any other Relief available between members of a group for Tax purposes;

ICTA means the Income and Corporation Taxes Act 1988;

IHTA means the Inheritance Tax Act 1984;

ITA means the Income Tax Act 2007;

ITEPA means the Income Tax (Earnings & Pensions) Act 2003;

PAYE means the mechanism prescribed by the Tax Statutes for the collection of Tax and sums to which Part 11 of ITEPA (pay as you earn) and regulations made or deemed to be made thereunder apply and Class 1 and Class 1A contributions referred to in section 1(2) of the Social Security Contributions and Benefits Act 1992 (outline of contributory system);

profits includes profits, gains, income, earnings, receipts, value and any other amount or element (whether real, notional or deemed) on, or in respect of or by reference to which any Tax is liable to be assessed or charged or is payable;

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Relief means any right to repayment of any Tax or set-off or any relief, exemption, loss, allowance, set-off or credit in respect of any Tax or any pre-payment of any Tax or any deduction from income, profits or gains for the purposes of any Tax;

Saving means the reduction in any actual liability of any Group Company in respect of Tax (for which the Founders would not have otherwise been liable under this Tax Covenant) through the use of a Relief arising solely as a result of a Tax Liability in respect of which the Sellers have made payment in full under this Tax Covenant;

Tax or Taxation means all forms of taxation, and all duties, imports, levies, withholdings or liability whether past or present and whether imposed in the United Kingdom or elsewhere in each case in the nature of taxation and without limitation includes:

(a)	in the United Kingdom, income tax, liability under the Pay As You Earn system, corporation tax, capital gains tax, value added tax, repayment or claw-back of recovered input tax, inheritance tax, development land tax, national insurance contributions, stamp duty, stamp duty reserve tax, customs and other import and export duties and business rates;

(b)	outside the United Kingdom, taxes on gross or net income, profits or gains, receipts, sales, use, occupation, franchise, value added, wealth, health, welfare, environmental, import, export and personal property;

(c)	any other taxes, levies, duties, rates, contributions, charges, imposts, deductions, withholdings similar to, corresponding with or replacing or replaced by any of them; and

(d)	any settlement payment, penalty, fine, surcharge or interest payable in addition to or in connection with or pursuant to any legislation or regulations in respect of or any return or information required to be compiled or maintained or provided to any Tax Authority in connection with any of them;

Tax Authority means, in the United Kingdom, HM Revenue & Customs, the Assets Recovery Agency, any officer or inspector of any of them and outside the United Kingdom, without limitation, any federal, governmental, regulatory or statutory body and any local, district or municipal authority competent to impose and/or collect and/or administer any Tax;

Tax Covenant means the covenants set out in paragraph 1 of Part B of this Schedule;

Tax Statutes means any primary or secondary statute, instrument, enactment, order, law, by-law or regulation making any provision for or in relation to Tax;

Tax Warranties means the warranties set out in Part C of this Schedule;

TCGA means the Taxation of Chargeable Gains Act 1992;

TIOPA means the Taxation (International and other Provisions) Act 2010;

TMA means the Taxes Management Act 1970;

Unavailability means in relation to the whole or any part of any Relief, the unavailability, non-existence, reduction, loss, claw-back, disallowance or cancellation of that Relief and Unavailable will be construed accordingly;

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VAT means value added tax as provided for by VATA and legislation amending and/or supplementing the same; and

VAT Mitigation Scheme means any arrangements to avoid, postpone, mitigate, or otherwise reduce the Company's liability to collect, or to pay, or increase the Company's recovery of amounts in respect of VAT, including, but not limited to, the arrangements referred to in clause 5.2 of the Agreement for the Provision of Temporary Recruitment Services between JM Contracts and Aon Limited dated 3 September 2007.

VATA means the Value Added Tax Act 1994.

2.	INTERPRETATION

2.1	References to Events on or before any date or to the occurrence of or result of any Event on or before any date will include two or more Events or the combined result of two or more Events whether or not the second or any of the subsequent Events have occurred or are deemed to have occurred after that date.

2.2	References to Event includes any Event deemed to have occurred for the purposes of any Tax.

2.3	References to income, profits or gains earned, accrued or received on or before Completion will include income or profits or gains which are deemed and/or treated to have been earned, accrued or received at or before that date for the purposes of any Taxation and/or the Accounts and/or the Completion Accounts, as the context requires;

2.4	References to Tax will include:

2.4.1	any Tax which is payable or demanded or assessed on any person other than any Group Company or any member of the Buyer's Group, whether or not the Tax is assessed in the name of any Group Company or member of the Buyer's Group and which or an amount equivalent to which is recoverable by that person from any Group Company or member of the Buyer's Group;

2.4.2	any amount in respect of any Tax that any Group Company or any member of the Buyer's Group is liable to pay or account for or for which a demand or assessment is made against it whether or not on the basis that it was liable or entitled to deduct that amount from a payment (whether actual or deemed) made by or through it;

2.4.3	any liability to or demand for or assessment in respect of any Tax whether or not the same is the primary liability of any Group Company or any member of the Buyer's Group and whether or not any Group Company or member of the Buyer's Group has or may have a right of reimbursement against any other person;

2.4.4	any amounts demanded or assessed or payable as if they were recoverable as a Tax;

2.4.5	any amounts demanded or assessed or payable by way of any security to any Tax Authority; and

2.4.6	any amounts demanded or assessed or payable in respect of or on account of any Tax.

2.5	References to Tax Liability will mean:

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2.5.1	any liability to make an actual payment of Tax (other than stamp duty as provided for by the Stamp Act 1891 and legislation amending or supplementing it) (Actual Tax Liability);

2.5.2	the:

(a)	Unavailability of any Accounts Relief;

(b)	utilisation or setting-off against or in calculating any Actual Tax Liability for which the Buyer would have had a claim against the Sellers under this agreement of any Accounts Relief or any Buyer's Relief, and in such a case the amount of the Relief so Unavailable or utilised or set-off will be treated for the purposes of this Schedule as a Tax Liability of the relevant Group Company or of the relevant member of the Buyer's Group, unless that Relief would have operated as a deduction from or as a set-off against gross income, profits or gains, in which case, in the case of the Unavailability of the Relief the Tax Liability will be equal to the amount of Tax which would, on the basis of the standard rates of Tax current at the date of this agreement and on the assumption that there were available adequate income profits and gains, have been saved on utilisation of the Relief if it were not Unavailable and in the case of the utilisation or the setting-off of the Relief, the Tax Liability will be equal to the amount of the Actual Tax Liability which would have arisen but for that utilisation or setting-off of the Relief;

2.5.3	any liability of any Group Company to make a payment pursuant to an indemnity, guarantee, warranty, representation or covenant entered into or made before Completion under which the relevant company has agreed or is liable to meet or pay a sum equivalent to or by reference to another person's liability to Tax, in which case the amount of that liability will be the amount of the Tax Liability; and

2.5.4	any mortgage or charge or power of sale by a Tax Authority over any shares in or assets of any Group Company in connection with any Tax arising or any Tax deemed to arise as a consequence of or in connection with or by reference to any transfer of value made or occurring on or before Completion and for the purposes of this agreement the Tax will be deemed to arise as a consequence of and at the time of the transfer of value and section 213 of the IHTA will not apply and the amount of the Tax together with all interest fines and penalties payable in connection with it will be the amount of the Tax Liability.

2.6	In determining for the purposes of this Schedule whether a charge on or power to sell, mortgage or charge any of the shares in or assets of any Group Company exists at any time, the fact that any amount of Taxation is not yet payable or may be paid by instalments will be disregarded and that amount of Taxation will be treated as becoming due and the charge or power to sell, mortgage or charge as arising on the date of the transfer of value or other Event on or in respect of which that Taxation becomes payable or arises.

2.7	Any liability of any Group Company to any interest, fine, penalty or surcharge will be deemed to arise as a result of an Event occurring on or before Completion to the extent that it relates to any Tax Liability in respect of which a claim may be made against the Founders under the Tax Covenant or to any failure to comply with any reporting or other obligation relating to that Tax Liability.

2.8	Any stamp duty which is chargeable on any instrument or, in the case of an instrument which is outside the United Kingdom, any stamp duty which would be chargeable on the instrument if it were brought into the United Kingdom, in either case, which confers any right or title on any Group Company or in the enforcement or production of which any Group Company is interested and any interest, fines or penalties relating to that stamp duty will all be deemed to be a liability of any Group Company which arose at the date of execution of the instrument whether or not that instrument is or was submitted for stamping.

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2.9	Any payments made pursuant to this Schedule will, so far as permissible by law, be treated as an adjustment to the consideration paid by the Buyer for the Shares under this agreement, provided that this paragraph 2.9 will not operate in any way to limit the liability of the Founders under this Schedule or deem the consideration paid for the Shares to be less than zero.

2.10	Unless the context requires otherwise, references to clauses are references to clauses in this agreement, references to Schedules are references to the Schedules of this agreement, references to Parts are references to Parts of this Schedule and references to paragraphs in any Part are references to paragraphs in that Part.

Part B- Tax Covenant

1.	COVENANTS

1.1	Subject to the applicable limitations set out in Schedule 7, the Founders severally covenant with the Buyer that the Founders will at all times, as directed by the Buyer, pay to the Buyer or any Group Company an amount equal to:

1.1.1	any Actual Tax Liability of any Group Company that arises directly or indirectly as a result or by reference to any Event occurring wholly or partly on or before Completion or in respect of or by reference to any income, profits or gains earned, accrued or received on or before Completion;

1.1.2	any Tax Liability falling within any of paragraphs 2.5.2 to 2.5.4 (both inclusive) of Part A of this Schedule;

1.1.3	any Actual Tax Liability of any Group Company arising as a consequence of any Group Company being treated for any Tax purposes as a member of the same group as any other body corporate or otherwise connected or associated with any person for any Tax purposes at any time before Completion, in each case other than with any member of the Group;

1.1.4	any Actual Tax Liability arising as a consequence of any change in the accounting bases or policies adopted by any Group Company, to the extent that such change is necessary for the Group Company to comply with UK GAAP, and was not previously so compliant;

1.1.5	any Actual Tax Liability of any Group Company which is a liability for interest or penalties relating to any amount of corporation tax treated by the CTIP as due and payable on a date on or before Completion; and

1.1.6	the amount of any reasonable costs and expenses reasonably and properly incurred by any Group Company or the Buyer in connection with any such Tax Liability or the Claim for Tax relating to it or in connection with any claim under this Schedule.

1.2	Subject to the applicable limitations set out in Schedule 7, the Founders severally covenant with the Buyer to pay to the Buyer or at the Buyer's direction, any Group Company, an amount equal to any stamp duty which is charged on any document belonging to any Group Company or in the case of any document which is held outside the United Kingdom to the order of any Group Company (whether contingently or otherwise), any stamp duty which would be charged if the document were brought into the United Kingdom, which is necessary to establish the title of any Group Company to any asset or in the enforcement or production of which any Group Company is or would be interested, and any interest fines and penalties relating to that stamp duty.

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1.3	Subject to the applicable limitations set out in Schedule 7, the Founders severally covenant with the Buyer to pay to the Buyer or at the Buyer's direction, any Group Company or any member of the Buyer's Group, an amount equal to any Actual Tax Liability (including a liability to secondary national insurance contributions) of any Group Company and/or any member of the Buyer's Group arising in connection with or in respect of:

1.3.1	any Tax that arises in respect of the VAT Mitigation Scheme;

1.3.2	any Tax that the Company becomes liable to pay by reason of any failure to make full and proper deductions in respect of any employment Tax.

1.3.3	the receipt by the Buyer (or any Group Company or any member of the Buyer's Group, as the case may be) of any amounts payable under this paragraph 1.3 later than the time when the Actual Tax Liability in question arises;

1.3.4	any actual or deemed payment of any emolument or the provision of any benefit on or after Completion by any person other than any Group Company to any past or current employee or director of any Group Company or any of their dependants; and

1.3.5	the exercise after Completion of any option granted (or deemed to have been so granted) before Completion by virtue of any person's directorship, office or employment with any Group Company, the sale of shares or other assets received on the exercise of the option, or the variation of any rights or obligations attaching to that option or the shares or other assets received on the exercise of the option; and

1.3.6	the sale of any shares or securities received or deemed to be acquired before Completion by virtue of any person's directorship, office or employment with any Group Company (or deemed to have been so received) or the variation of any rights or obligations attaching to those shares or securities.

2.	DATE FOR PAYMENT

2.1	The Sellers will make payment in full of all amounts payable under this Schedule on whichever is the later of either the expiry of a period of five Business Days after service of a notice containing a written demand in respect of a claim for which the Sellers are liable under this Schedule or the due date in accordance with paragraph 2.2 of this Part B.

2.2	The due date for payment will be:

2.2.1	in a case which involves an Actual Tax Liability, five Business Days before the Actual Tax Liability becomes due and payable without incurring the risk of any interest fines or penalties or taking into account any right to postpone payment or to make payments by instalments;

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2.2.2	in a case which would have involved an Actual Tax Liability but for the setting off of any Relief, five Business Days before the date which would be the due date referred to in paragraph 2.2.1 of this Part B but for the setting off of the Relief unless the Relief was a right to repayment of Tax, in which case the earlier of that date and the date on which the repayment would have been due; or

2.2.3	in any other case the date of demand for the payment.

2.3	In the event of there being any permitted assignment of the benefit of the whole or any part of this agreement by the Buyer, the maximum amount payable pursuant to this Schedule to any assignee of that benefit will not exceed the amount which would have been payable to the Buyer if there had been no such assignment.

3.	EXCLUSIONS AND LIMITATIONS

3.1	The covenants contained in paragraph 1 above shall not cover any Tax Liability to the extent that:

3.1.1	specific provision or reserve (other than a provision for deferred tax) in respect of the liability is made or reflected in the Completion Accounts; or

3.1.2	such Tax Liability was discharged on or before Completion; or

3.1.3	it arises or is increased as a result only of any change in the law of Tax (other than a change targeted specifically at countering a tax avoidance scheme) announced and coming into force after Completion (whether relating to rates of Tax or otherwise) or the withdrawal of any extra-statutory concession previously made by a Taxation Authority (whether or not the change purports to be effective retrospectively in whole or in part); or

3.1.4	it would not have arisen but for a change after Completion in the accounting bases, practices, methods or policies upon which the Company or any Subsidiary values its assets (other than a change made in order to comply with UK GAAP); or

3.1.5	it would not have arisen but for a voluntary act, transaction or omission of any Group Company or the Buyer:

(a)	outside the ordinary course of business after Completion;

(b)	which could reasonably have been avoided;

(c)	which the Buyer was aware or ought reasonably to have been aware would give rise to the Tax Liability or other liability in question; or

3.1.6	any Relief (other than a Buyer's Relief) is actually available to a Group Company at no cost to the Group to relieve or mitigate the Tax giving rise to the Tax Liability in question; or

3.1.7	it arises as a result of a failure on the part of the Buyer, the Company or any Subsidiary to discharge any liability within a reasonable time after the Founders have made any payment to the Buyer in respect of that liability under the terms of this Tax Covenant; or

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3.1.8	it arises or is increased as a result of the failure by the Company, any Subsidiary, the Buyer or any other member of the Buyer's Group to make any claim, election, surrender or disclaimer or to give any notice or consent to or do any other thing, the making, giving or doing of which was permitted by law and which is taken into account in the Completion Accounts and which is duly set out in the Disclosure Letter; or

3.1.9	for the period for 1 September 2015 to 31 October 2015, it is attributable to the Group ceasing to be entitled to the small companies' rate of corporation tax as a result of being treated as associated with any member of the Buyer's Group; or

3.1.10	it arises because of the withdrawal of or amendment to, after Completion, any claim for capital allowances submitted by the Company or any Subsidiary before Completion (save for where such withdrawal or amendment has been made at the Sellers' request); or

3.1.11	it arises or is increased as a result of the assignment of the benefit in whole or part of this agreement.

3.2	For the purposes of paragraph 3.1.5 an act will not be regarded as voluntary if undertaken pursuant to a legally binding obligation entered into by the Company or any Subsidiary on or before Completion or imposed on the Company or any Subsidiary by any legislation whether coming into force before, on or after Completion or for the purpose of avoiding or mitigating any interest on late payment of Tax or a penalty imposable by such legislation, or if carried out at the written request of the Sellers or pursuant to an obligation of the Buyer under this Agreement.

4.	CLAIMS FOR TAX

4.1	If the Buyer or any Group Company receives a Claim for Tax which is likely to give rise to a liability of the Sellers under this Tax Covenant, the Buyer shall (or shall procure that the relevant Group Company shall) as soon as reasonably practicable give notice of such Claim for Tax to the Sellers.

4.2	If the Sellers indemnify the relevant Group Company and the Buyer to the reasonable satisfaction of the Buyer against all losses, costs, damages and expenses (including interest on overdue Tax and additional Tax) which may be incurred as a result, and, in a case where an appeal cannot be made without an amount of Tax being paid to the Tax Authority, the Sellers pay such amount of Tax to the Buyer, the Buyer shall (and shall procure that the relevant Group Company shall) in accordance with any reasonable instructions of the Sellers promptly given by notice to the Buyer seek to avoid, dispute, resist, appeal, compromise or defend such Claim for Tax provided always that:

4.2.1	the Buyer and the relevant Group Company shall be free to take such action as they may in their absolute discretion think fit and without prejudice to their rights and remedies under this schedule if, having given the Sellers notice pursuant to paragraph 4.1 the Buyer has not, within 15 Business Days of service of such notice received instructions from the Sellers, in accordance with the provisions of this paragraph 4.2 to resist the Claim for Tax;

4.2.2	the Buyer and the relevant Group Company shall not be obliged to comply with any instruction of the Sellers which involves contesting any Claim for Tax before any court or other appellate body unless the Sellers provide the Buyer with the written opinion of tax counsel of at least seven years’ call in the relevant practice area to the effect that such contest will, on the balance of probabilities, be successful;

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4.2.3	the Buyer and the relevant Group Company shall not in any event be obliged to comply with any instruction of the Sellers to make a settlement or compromise of a Claim for Tax which is the subject of a dispute or agree any matter in the conduct of such dispute which is likely materially to increase the future liability of the relevant Group Company or the Buyer or any other member of the Buyer’s Group in respect of Tax or which the Buyer considers will be materially prejudicial to the business or Tax affairs of the relevant Group Company or any other members of the Buyer’s Group; or

4.2.4	the Buyer and the relevant Group Company shall be entitled to admit, compromise, settle, discharge or otherwise deal with a Claim for Tax on such terms as it, in its absolute discretion, thinks fit:

(a)	if the deadline prescribed by Tax Legislation for making an appeal against the Claim for Tax or any decision of a court or tribunal in respect of such Claim for Tax has expired;

(b)	if any action or step is taken or legal proceedings are commenced to put any of the Sellers into bankruptcy or appoint an interim receiver pursuant to section 286 Insolvency Act 1986 or to enter into arrangements with their creditors pursuant to part VIII Insolvency Act 1986;

(c)	the Sellers confirm in writing that they accept the Claim for Tax; or

(d)	(d) the Claim for Tax involves written allegations made by any Tax Authority of any fraud on behalf of a Group Company before Completion.

4.3	Neither the relevant Group Company nor the Buyer shall be required to delegate the conduct of any action to be taken to the Sellers or any professional adviser or agent of the Sellers.

4.4	The Buyer shall keep the Sellers informed of the progress of any dispute or appeal of any Claim for Tax conducted by the Buyer at the request of the Sellers and shall provide the Sellers with copies of all material correspondence and other documents relating to such dispute or appeal.

4.5	The provisions of this paragraph 4 shall apply mutatis mutandis to any Claim for Tax or breach of Warranty which is likely to give rise to a claim under the Tax Warranties.

5.	SAVINGS

If (at the Sellers' request and expense) the auditors for the time being of the Company or any Subsidiary determine that the Company or the relevant Subsidiary has obtained a Saving, the Buyer shall as soon as reasonably practicable thereafter repay to the Sellers, after deduction of any amounts then due by the Sellers, the lesser of:

5.1	the amount of the Saving (as determined by the auditors) less any costs incurred by the Buyer, the Company or the relevant Subsidiary; and

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5.2	the amount paid by the Sellers under paragraph 2 in respect of the Tax Liability which gave rise to the Saving less any part of that amount previously repaid to the Sellers under any provision of this Tax Covenant or otherwise.

6.	RECOVERY FROM THIRD PARTIES

6.1	If the Buyer or the relevant Group Company recovers from any other person (including a Tax Authority but excluding the Buyer, any member of the Buyer's Group or any officer or employee of any such company) any amount which is referable to a Tax Liability in respect of which the Sellers have made a payment under this Schedule, the Buyer will repay to the Sellers the lesser of:

6.1.1	the sum recovered (less any reasonable costs and expenses properly incurred by the relevant Group Company and/or the in recovering that sum and any tax payable on the receipt of the same save to the extent that amount has already been made good by the Sellers under paragraph 6.2); and

6.1.2	the amount paid by the Sellers in respect of the Tax Liability in question.

6.2	If the Buyer or the relevant Group Company becomes aware that it is entitled to recover any amount mentioned in paragraph 6.1, the Buyer will as soon as reasonably practicable give notice of that fact to the Sellers and provided that the Sellers indemnify the Buyer or the relevant Group Company to the reasonable satisfaction of the Buyer against all losses, costs, damages and expenses (including additional Tax) which may be incurred thereby, the Buyer shall procure that the relevant Group Company shall take such action as the Sellers may reasonably and promptly request to effect such recovery and shall keep the Sellers fully informed the progress of any action taken.

6.3	The action which the Sellers may request the Company to take under paragraph 6.2 does not include:

6.3.1	any action which the Buyer considers to be materially prejudicial to the business or Tax affairs of the Buyer and/or the relevant Group Company or any other members of the Buyer’s Group; or

6.3.2	allowing the Sellers to undertake conduct of any action necessary to effect the recovery of the amount in question.

7.	DEDUCTIONS, WITHHOLDINGS AND TAX

With reference to any payments made under this Part:

7.1	save only as may be required by law all sums payable by one party (the “payor”) to another party (the “recipient”) shall be paid free of all deductions or withholdings whatsoever or of any rights of counterclaim or set-off;

7.2	If any deduction or withholding is required by law to be made from any payment, or (if ignoring any available Relief) the recipient is subject to Tax in respect of any payment, the payor, subject to the limitations contained in this agreement, shall pay such additional sum as is necessary to ensure that the net amount received and retained by the recipient (after taking account of such deduction or withholding or Tax) will leave the recipient with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding for or payment of Tax.

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Part C- Tax Warranties

1.	ACCOUNTS

1.1	The Company has no liability in respect of Taxation (whether actual or contingent) in respect of income, profits or gains arising before the Accounts Date or in respect of any Event occurring before the Accounts Date that is not fully provided for in the Accounts.

1.2	The amount of the provision for deferred Taxation contained in the Accounts was, at the date the Accounts were prepared, adequate and fully in accordance with accountancy practices generally accepted in the United Kingdom and commonly adopted by companies carrying on business similar to those carried on by the Company.

2.	EVENTS SINCE THE ACCOUNTS DATE

Since the Accounts Date:

2.1.1	the Company has not been involved in any Event occurring outside of the ordinary course of its business;

2.1.2	no accounting period of the Company has ended for the purposes of Taxation; and

2.1.3	no disposal of any capital asset has taken place or other event occurred which will or may have the effect of crystallising a liability to Taxation which has not and would have been included in the provision for deferred Taxation contained in the Accounts if such a disposal or other event had been planned or predicted at the date on which the Accounts were drawn up.

3.	ADMINISTRATION

3.1	The Company has duly and punctually paid all Tax which it has become liable to pay or for which it has become liable to account and is under no liability (and has not within the six years before the date of this agreement been liable) to pay any penalty, fine, surcharge or interest in connection with any Tax and there is no Tax the payment of which has been postponed by agreement with the relevant Tax Authority or by virtue of any right under the Tax Statutes or the practice of any Tax Authority.

3.2	In the six years to Completion, the Company has within the relevant time limits correctly made all returns (including any land transaction returns), computations, elections, statements, registrations, notices and payments and provided all other information required to be provided by the Company under the Tax Statutes. All those returns, computations, elections, statements, registrations, notices and information made or provided by the Company are complete, up-to-date and correct in all material respects and remain valid and leave no material matter unresolved.

3.3	In the six years to Completion, the information provided by the Company in or with any return was sufficient for the officer of the relevant Tax Authority to be reasonably expected to be aware (within the relevant time limits) of any under assessment or excessive Relief made or granted or which could be made or granted as a consequence of that return.

3.4	True, complete and accurate details of all returns and payments in respect of Tax the Company is required to make and all other information the Company is required to provide after Completion in respect of all Events occurring on or before Completion or in respect of any period which began before and is not ended at Completion are set out in the Disclosure Letter with express reference to this paragraph.

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3.5	All Tax Liabilities of the Company arising in respect of all periods ending on or before the Accounts Date have been agreed with the relevant Tax Authority. None of the tax returns filed by the Company are or contain information which is only provisional.

3.6	The Disclosure Letter, specifically by reference to this paragraph provides details of:

3.6.1	all corporate tax returns of the Company which have been filed but have not become final;

3.6.2	in respect of the tax returns referred to in paragraph 3.6.1, any amendment, enquiry, discovery, assessment or discovery determination which has been made by any Tax Authority;

3.6.3	all agreements, concessions or other arrangements currently subsisting which have been made with or by any Tax Authority in respect of the Company; and

3.6.4	true, complete and accurate details of all agreements and arrangements under which any payment may be made or deemed to be made by or through the Company after Completion where the Company would be legally obliged or entitled to make any withholding in respect of any Tax.

3.7	There is no existing dispute between the Company and any Tax Authority nor has the Company within the past 24 months been subject to any routine visit or audit by any Tax Authority and as far as the Founders are aware there are no circumstances that are likely to give rise to such dispute or make it likely that such a visit, audit, investigation or discovery will be made.

3.8	In the six years to Completion, the Company has not been the subject of an investigation or discovery by any Tax Authority and as far as the Founders are aware there are no facts that are likely to cause such an investigation.

3.9	The Company has complied with all requirements made by any Tax Authority.

3.10	The Company has obtained all such consents and clearances from Tax Authorities it was required by law to obtain.

3.11	All particulars provided to any Tax Authority in connection with the application for any consent, ruling or clearance on behalf of the Company or affecting the Company fully and accurately disclosing all facts and circumstances material to the decision of the Tax Authority and any transaction for which any consent, ruling or clearances has been obtained has been carried into effect only in accordance with the terms of the relative application and consent, ruling or clearance.

3.12	All elections and claims in respect of Tax made by the Company have been made correctly and any transaction that is affected by the election or claim has been carried into effect only in accordance with the terms of the election or claim.

3.13	All claims, rulings, elections, consents and clearances, the making of which has been taken into account in the Accounts have been made and remain valid and effective.

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3.14	In the six years to Completion, the Company has made all such deductions and withholdings from payments made or received or which are deemed to have been made or received by or through it before Completion, as are required to be made or it is entitled to make by law and the Company has, if required by law to do so, accounted to the relevant Tax Authority for the Tax so deducted or withheld.

3.15	In the past six years the Company has not paid or been required to pay any amount to any Tax Authority by way of security for the purposes of any Tax and the Sellers are not aware of any circumstances which could result in the Company being required to make any such payment.

3.16	No person has been appointed as an agent of the Company for any purposes in respect of any Tax where the termination of that appointment would require a notification to be made to a Tax Authority.

3.17	The Company has not entered into any agreement or arrangement under which the Company could become liable to pay to any person any sum equal to or calculated by reference to a Tax liability of that or any other person.

4.	RECORDS

4.1	The Company has, in respect of its assets, all such records as the Company would reasonably require to ascertain any Tax liability of the Company or any member of the Buyer's Group which could arise on the disposal of any one or more of those assets and all those records are compiled and stored in an organised manner.

4.2	The Company has, in respect of all Events occurring on or before Completion, all such records as the Company may reasonably require to ascertain any Tax liability of the Company which could arise as a consequence of any one or more of those Events or which it or any member of the Buyer's Group may reasonably require to complete, accurately and within the applicable time limits, any return or provide any document or information any of them may be required by law to make or provide in respect of any one or more of those Events and all those records are compiled and stored in an organised manner.

4.3	The Company has maintained all such records as it is required to have maintained by law.

5.	GROUPS

5.1	The Disclosure Letter contains full particulars of:

5.1.1	all groups and consolidated groups for Taxation purposes and fiscal unities of which the Company is, or has been, a member within the last seven years;

5.1.2	every agreement relating to the use of Group Relief or allowance to which the Company is, or has been, a party within the last seven years; and

5.1.3	any arrangements for the payment of group Taxation liabilities to which the Company has ever been party.

5.2	All claims made by the Company for Group Relief or allowance were valid when made and have been or will be allowed by way of relief from or allowance or credit against Tax. All arrangements entered into by the Company in relation to groups and consolidated groups for Tax purposes and fiscal unities were valid when made and will be valid up to Completion. The Company has met all procedural and other requirements of all Taxation Statutes in respect of those claims, unities or groups.

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5.3	The Company is not and never has been a party to a group payment arrangement in respect of any Tax.

5.4	The Company will not become liable for any Tax or no Accounts Relief or Buyer's Relief could become Unavailable as a consequence of the Company ceasing to be associated or connected to any person or ceasing to be a member of any group or consortium or ceasing to be a direct or indirect subsidiary of any company as a consequence of the entry into of this agreement and/or the satisfaction of any conditions subject to which this agreement is entered into and/or Completion.

5.5	Neither the execution nor completion of this agreement, nor any other event since the Accounts Date, will result in the clawback or disallowance of any Group Relief or allowance previously given.

6.	REVENUE EXPENDITURE SINCE THE ACCOUNTS DATE

All expenditure of a revenue nature which the Company has incurred since the Accounts Date or which it may incur under any subsisting commitment, will be deductible as a trading expense of a trade carried on by the Company.

7.	INTANGIBLE ASSETS AND INTELLECTUAL PROPERTY

7.1	For the purposes of this paragraph 7, references to intangible fixed assets means intangible fixed assets, goodwill and intellectual property.

7.2	The Disclosure Letter sets out the amount of expenditure on each of the intangible fixed assets of the Company and provides the basis on which any deduction or allowance relating to that expenditure has been taken into account in the Accounts or, in relation to expenditure incurred since the Accounts Date, will be available to the Company. No circumstances have arisen since the Accounts Date by reason of which that basis might change.

8.	ANTI-AVOIDANCE

8.1	The Disclosure Letter set out full details of all and any schemes or arrangements entered into by the Company for the reduction, recovery, mitigation or deferral of any Tax.

8.2	The Company has not been a party to any scheme or arrangement designed wholly or mainly for the purposes of avoiding or deferring Tax.

8.3	The Company has not done or been a party to any Event for the purposes of evading any Tax Liability of the Company or any other person or in the knowledge that any Tax Liability arising from the Event will be evaded and there is no agreement or arrangement under which it could be required to do or be a party to such an Event. The reference to evasion of Tax in this paragraph includes a reference to dishonesty or recklessly obtaining any payment or credit in respect of any Tax from any other person (including a Tax Authority) in circumstances where the Company or the relevant taxpayer was or is not entitled by law to the payment or credit and dishonestly or recklessly producing, furnishing or sending any document for the purposes of deceiving any person (including any Tax Authority) in respect of any Tax Liability or to obtain any payment or credit in respect of any Tax.

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8.4	The Company has never entered into or been party to or otherwise been concerned with any Event as a result of which any provision of Part 5 of the Income Tax (Trading and Other Income) Act 2005 or Part 13 of the ITA applied, applies or may apply.

8.5	The Company has not been a party to, or acted as a promoter of, any notifiable arrangements or notifiable proposals within the meaning of section 306 of the FA 2004.

8.6	In respect of every transaction or series of transactions under which the Company is an affected person within the meaning of Part 4 of the TIOPA and in respect of which those provisions permit HM Revenue & Customs to make adjustments to provisions made:

8.6.1	provision between it and other affected persons is not susceptible to adjustment by HM Revenue & Customs; and

8.6.2	the Company has prepared and retained all such documentation as it necessary or reasonable to identify the terms of the transactions and the methodology used in arriving at arm's length terms for such transactions.

8.7	The Company is not party to any transaction or series of transactions which it has accounted for in such a way that the provisions of section 996 of the ICTA could apply in relation to that transaction or transactions.

8.8	The Company is not a party to any lease to which the provisions of sections 228A-228G of the CAA could apply.

8.9	The Company has not been a party to any designated scheme or notifiable scheme within the meaning of Schedule 11A to the VATA.

8.10	The Company has not, at any time, been a party to or otherwise involved in a transaction or series of transactions in relation to which advisers considered that there was a risk that the Company could be liable to Tax as a result of the principles in W.T. Ramsey Limited v IRC (54 TC 101) or Furniss v Dawson (55 TC 324), as developed in subsequent cases, or as a result of the principles in Halifax (C-255/02) as developed in subsequent cases.

9.	TRANSFER PRICING

9.1	The Company has not entered into any agreements or arrangements in respect of or in connection with which it could be deemed for Tax purposes to have received income profits or gains or paid expenses which are greater than or less than the actual amounts paid or received by the Company pursuant to those agreements or arrangements.

9.2	In relation to each transaction for the supply of goods or services or the lending or borrowing of money into which the Company has entered with a party with which it was connected, the Company has full contemporaneous documentary evidence of the process used to establish that arm's length terms applied.

10.	STAMP TAXES

10.1	All documents which are necessary to establish the title to the Company to any asset owned by the Company on or before Completion or in the enforcement or production of which the Company may be interested and which, in the United Kingdom or elsewhere, either attract stamp duty, stamp duty land tax, transfer tax, registration tax or some equivalent form of Tax or require to be stamped with a particular stamp denoting that no duty is chargeable or that the document has been produced to the appropriate Tax Authority have been properly stamped.

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10.2	Neither entering into this agreement nor Completion will result in the withdrawal of any stamp duty, transfer tax or registration tax relief granted on or before Completion which will affect the Company.

11.	OVERSEAS

11.1	The Company is and has always been resident solely in the country of its incorporation for Tax purposes and has never had any liability to pay Tax to a Tax Authority other than in the country of its incorporation and is not and never has been a representative for the purposes of any Tax for any person and there is no agreement or arrangement under which it would become such a representative.

11.2	The Company does not have or has never had a permanent establishment, branch or agency or any presence for the purposes of any Tax outside its country of incorporation, and is not a member of a partnership resident in a country other than the same country as the Company.

11.3	There are no arrangements under which the Company could be liable for any Tax in respect of or in connection with any actual or deemed income profits or gains of any connected or associated person of the Company where that person is not resident or incorporated in the same country as the Company.

12.	SHARE OPTION SCHEMES

12.1	The Company does not operate any approved or unapproved share option or profit sharing schemes and is not a participating company for the purposes of any such scheme.

13.	EMPLOYMENT TAXES

13.1	So far as the Founders are aware, there are no agreements or arrangements under which any director or employee of the Company or any person providing services to the Company indirectly through another company or otherwise may receive any payment emolument or benefit in kind from any person other than the Company which could result in the Company being liable for any Tax.

13.2	No past present or future employee or officer of the Company has been issued with any shares or securities in respect of which the Company may have any Tax liability as a consequence of any dealings, transactions, variations or reorganisations of those shares or securities or any variations of any restrictions attaching to those shares or the shares ceasing to be subject to restrictions at any time on or after this agreement.

13.3	All employees, directors, or other persons engaged by any Group Company are engaged directly as employees and not as consultants.

13.4	The Company has properly operated the PAYE system, making such deductions and payments of Tax as required by law from all payments to or treated as made to employees, ex-employees, officers and ex-officers of it and punctually accounted to HM Revenue & Customs for all that Tax and all returns required pursuant to section 684 of the ITEPA and regulations made thereunder have been punctually made and are accurate and complete in all respects.

13.5	The Disclosure Letter contains full details of PAYE settlement agreements entered into and all dispensations obtained by the Company and all details of any visit from the Audit Office of HM Revenue & Customs within the last six years including full details of any settlement made pursuant to it.

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13.6	The Company has not made any payment to or provided any benefit for any officer or employee or ex-officer or ex-employee of it which is not allowable as a deduction in calculating the profits of the Company for Taxation purposes.

13.7	The Company has complied with section 421J of the ITEPA.

13.8	The Company does not participate in a scheme under section 713 of the ITEPA.

13.9	The Company has not made any payment to which section 225 and 226 of the ITEPA apply.

13.10	The Company is not and never has been either a contractor or a sub-contractor for the purposes of Chapter III of Part III of the FA 2004.

13.11	The Company has paid all national insurance contributions for which it is liable and has kept proper books and records relating to the same and has not been a party to any scheme or arrangement to avoid any liability to account for primary or secondary national insurance contributions.

13.12	There are no trusts or other arrangements in place, whether funded or established by the Company or of which the Founders are aware, under which any employees or former employees of the Company or any persons associated with those employees or former employees can obtain a benefit in any form.

13.13	The Company is not a MSC provider within the meaning of section 61B of the ITEPA.

13.14	The Company has fully complied with its obligations under Chapter 7 of Part 2 of the ITEPA.

13.15	The Company has fully complied with its obligations under Section 716B of the ITEPA.

13.16	The Company has complied with its reporting requirements under the Income Tax (Pay As You Earn)(Amendments No.2) Regulations 2015.

14.	STATUS OF THE COMPANY

14.1	The Company is not and has at no time been an investment company nor an investment trust company for the purposes of the Tax Statutes.

15.	CORPORATION TAX

15.1	All losses of the Company made since the Accounts Date or which are an Accounts Relief are trading losses and are available to be carried forward and set off against income from the same trade in succeeding periods and are agreed with HM Revenue & Customs.

15.2	The Company has not since the Accounts Date made and is under no obligation under which it is, or at any time may become, liable to make any payment of an income nature which has not been and will or may not be allowable in full for corporation tax purposes or which may be disallowed as a deduction, as a set-off or as a charge on income or otherwise be unrelieved for corporation tax purposes by reason of the provisions of sections 54, 82, 1301 or 443 of the CTA 2009 or sections 189 or 777 to 779 of the Tax Act or Part 19 of the Tax Act or Part 4 of the TIOPA or otherwise.

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15.3	The Company has not during the period beginning six years before Completion discontinued a trade in circumstances such that its closing trading stock and work in progress falls to be valued at open market value as provided for in section 164(4) of the CTA 2009.

15.4	No change of ownership of the Company has taken place in circumstances such that Part 14 of the Tax Act (change in ownership of company; disallowance of trading losses) has been or may be applied to deny relief for a loss or losses or an excess charge or charges incurred by the Company and, within the period of three years ending with the date of this agreement, there has been no cessation or major change in the nature or conduct of any trade or business carried on by the Company, nor has the scale of the activities in any trade or business carried on by it at any time become small or negligible for the purposes of those sections.

15.5	Neither the Company nor any associated company of it owns any intangible asset which was acquired from another company which was at the time a member of a group of companies for the purposes of section 780 of the CTA 2009.

15.6	Neither the Company nor any company which was a member of the same group of companies as it at the relevant time has made any claim under sections 754 to 763 inclusive or section 777 of the CTA 2009.

16.	CORPORATION TAX – DISTRIBUTIONS

16.1	The Company has not:

16.1.1	been concerned with or involved in any distribution for the purposes of Chapter 5 of Part 23 of the Tax Act (demergers);

16.1.2	at any time repaid or redeemed or agreed to repay or redeem any shares of any class of its share capital or otherwise reduced or agreed to reduce its share capital or any class thereof or issued any share capital as paid up otherwise than by the receipt of new consideration (as defined in section 1115 of the Tax Act); or

16.1.3	issued any security now outstanding in such circumstances or which is of such a character that the interest payable in respect thereof falls to be treated as a distribution under Chapter 2 of the Tax Act.

16.2	Since the Accounts Date no dividend has been declared or paid and no distribution or deemed distribution for Tax purposes has been made or declared or agreed to be made by the Company.

17.	CORPORATION TAX – LOAN RELATIONSHIPS

The Company is not and has never been a party to any loan relationship within the meaning of Parts 5 or 6 of the CTA 2009.

18.	CORPORATION TAX - INSTALMENT PAYMENTS

The Company is not under any obligation to pay corporation tax in instalments and as far as the Founders are aware, there are no circumstances which could cause it to be required to pay corporation tax in instalments.

19.	DERIVATIVE CONTRACTS

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19.1	The Disclosure Letter contains full particulars of every derivative contract within the meaning of Part 7 of the CTA 2009 to which the Company is or has since the commencement date of that legislation been a party.

19.2	In respect of all derivative contracts within the meaning of Part 7 of the CTA 2009 to which it is or has been a party, the Company has at all times applied an authorised accounting method as specified in Chapter 3 of Part 7 of the CTA 2009.

19.3	The Company has not entered into any transactions to which the provisions of sections 693 to 695 of the CTA 2009 could apply.

19.4	The Company has never entered into any derivative contracts with non-residents to which section 696 of the CTA 2009 could apply.

19.5	The Company is not and has never been party to any derivative contract with an unallowable purpose as defined in section 690 of the CTA 2009.

20.	CAPITAL ALLOWANCES

No capital allowances have ever been claimed or been available to claim by the Company under the CAA.

21.	CHARGEABLE GAINS

21.1	The value in or adopted for the purposes of the Accounts of each of the assets of the Company on the disposal of which a chargeable gain or allowable loss could arise does not exceed the amount that would be deductible as a cost or expense in calculating the chargeable gain.

21.2	No agreement or arrangement is in existence under which the Company could make a disposal and in respect of that disposal the amount of consideration in money it would receive, at the time of the making of the disposal, would be less than the amount the Company would be treated as having received for the purposes of calculating its chargeable gain in respect of that disposal.

21.3	The Company has not incurred a capital loss in respect of any disposal on or after the Accounts Date the availability of which as a Relief could be restricted.

21.4	The Company is not party to any arrangements where it could be liable for capital losses the availability of which as a Relief could be restricted.

21.5	There has not accrued any gain in respect of which the Company is or may be liable to corporation tax by virtue of the provisions of section 13 of the TCGA.

21.6	The Company has not disposed of or acquired any asset in circumstances falling within section 17 of the TCGA and is not entitled to any capital loss to which section 18(3) of the TCGA may apply.

21.7	The Company has not at any time made a claim under sections 23, 24 or 280 of the TCGA.

21.8	The Company has not been a party to or involved in any scheme or arrangement whereby the value of any asset has been materially reduced such that on a disposal of the asset by it sections 29 to 34 of the TCGA may apply.

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21.9	The Company has not at any time received or become entitled to receive any capital distribution for the purposes of section 122 of the TCGA.

21.10	No part of the consideration given by the Company for a new holding of shares (within the meaning of section 126 of the TCGA) will be disregarded by virtue of section 128(2) of the TCGA.

21.11	The Company has not been a party to or involved in any share for share exchange or any scheme of reconstruction or amalgamation such as are mentioned in sections 135, 136 or 139 of the TCGA under which shares or debentures have been issued or any transfer of assets has been effected.

21.12	Neither the Company nor any company which was a member of the same group of companies as the Company at the relevant time has made any claim under sections 152 to 157 inclusive of the TCGA.

21.13	The Company has not received any asset by way of gift or by way of bargain not at arm's length to which sections 165, 282 or 125 of the TCGA has applied or could apply.

21.14	No loss which has arisen or may arise on the disposal by the Company of shares in or securities of any company is liable to be disallowed in whole or in part by virtue of sections 176 or 177 of the TCGA, nor does the Company own any asset in respect of which Schedule 7A to the TCGA applies.

21.15	The Company has not ceased to be a member of a group of companies for the purposes of section 179 of the TCGA otherwise than as part of a merger to which section 181 of the TCGA applied.

21.16	The Company does not own any asset which was acquired from another company which was at the time a member of a group of companies for the purposes of section 179 of the TCGA.

21.17	The Company is not liable and no circumstances exist whereby it may become liable to be assessed to any Tax under the provisions of sections 189 or 190 of the TCGA.

21.18	No gain chargeable to corporation tax will accrue to the Company on the disposal or satisfaction of a debt by reason of section 251 of the TCGA.

21.19	The Company does not own any asset in respect of which Schedule 2 to, or section 35 of, the TCGA has or may have effect.

21.20	The Company has not entered into a transaction to which sections 140A and 140C, 171, 242(2) or 247-248 of the TCGA could apply.

21.21	The Company does not own, nor has it owned, any asset on the disposal of which paragraph 2 of Schedule 3 to the TCGA would apply.

21.22	The Company does not hold any asset on the disposal of which Schedule 4 to the TCGA may apply.

21.23	The Company does not own any assets which are wasting assets within the meaning of section 44 of the TCGA and which do not qualify in full for an allowance under the provisions of the CAA.

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21.24	No claim or election affecting the Company has been made (or assumed to be made) under section 187 of the TCGA.

21.25	The Company has not made a part disposal of any assets for the purposes of section 42 of the TCGA.

21.26	The Company has not, since the Accounts Date, appropriated any of its assets to or from trading stock for the purposes of section 161 of the TCGA.

21.27	No assessment in respect of a capital gain on the disposal of any asset situated outside the UK or of unremittable overseas income has been postponed under section 279 of the TCGA or section 1275 of the CTA 2009 in relation to the Company.

21.28	No capital loss has accrued to the Company that is a loss within the meaning of either sections 8 or 16A of the TCGA.

21.29	The Disclosure Letter gives details of any loss accruing to the Company in respect of which notice needs to be, but has not been, given to an officer of HM Revenue & Customs in order to be an allowable loss for the purposes of the TCGA.

22.	CLOSE COMPANIES

22.1	The Company is a close company as defined in section 439 of the Tax Act but has never been a close investment-holding company as defined in section 34 of the Tax Act.

22.2	No distributions within section 1064 of the Tax Act or transfers of value within section 94 of the IHTA have been made by the Company nor have such distributions been made between the Accounts Date and Completion.

22.3	No loan or advance within section 455 of the Tax Act has been made or agreed to be made by the Company and it has not since the Accounts Date released or written off, and there is no agreement or arrangement for the release or writing off of the whole or part of the debt in respect of any such loan or advance.

23.	GROUPS

23.1	The Group together comprises a group for the purposes of Part 5 of the Tax Act and, so far as the Founders are aware, there are no circumstances or arrangements as a result of which any member of the Group will cease to form part of that group.

23.2	The Company has not entered into, or agreed to enter into, an election pursuant to section 171A of the TCGA or pursuant to paragraph 16 of Schedule 26 to the FA 2008.

23.3	Neither the execution nor completion of this agreement, nor any other event since the Accounts Date, will result in any chargeable asset being deemed to have been disposed of and re-acquired by the Company for Taxation purposes:

23.3.1	under section 179 of the TCGA;

23.3.2	under sections 345 and 346 of the CTA 2009;

23.3.3	under sections 630-632 of the CTA 2009;

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23.3.4	under section 780 or 785 of the CTA 2009 (or under paragraph 58 to 60 of Schedule 29 to the Finance Act 2002); or

23.3.5	as a result of any other Event (as defined in the Tax Covenant) since the Accounts Date.

23.4	The Company has not made any election under section 179A of the TCGA or section 792 of the CTA 2009 (or under paragraph 66 of Schedule 29 to the FA 2002).

23.5	The Company does not have any unrelieved surplus advance corporation tax eligible for carrying forward or has, in the seven years ending at Completion, set surplus advance corporation tax against corporation tax which could be displaced so as to give rise to a liability of the Company to make a payment of, or in respect of, corporation tax.

23.6	The Company has not:

23.6.1	made any intra-group transfers of assets in circumstances such that the Company could be regarded as realising a chargeable gain on the appropriation of the asset to or from trading stock under section 173 of the TCGA; or

23.6.2	incurred any liability or contingent liability under section 190 of the TCGA (tax on non-resident company recoverable from another member of group or from a controlling director).

23.7	The Company is not party to any agreement or arrangements relating to Group Relief and is not under any obligation under which it could be required to make or receive any payments or surrender or claim any Reliefs pursuant to any provisions relating to Group Relief.

24.	INHERITANCE TAX

24.1	The Company has not entered into any transaction which has or may give rise to a direct or indirect charge to inheritance tax.

24.2	None of the assets or shares of the Company are subject to an HM Revenue & Customs charge within section 237 of the IHTA and no person has or may have the power under section 212 of the IHTA to sell any of the assets or shares of the Company.

24.3	The Company is not entitled to an interest in possession in settled property.

25.	STAMP DUTY ETC

25.1	The Company is not a party to any instruments (other than those which have ceased to have any legal effect) which are outside the United Kingdom and would attract stamp duty if they were brought into the United Kingdom.

25.2	The Company has duly paid all stamp duty reserve tax for which it has at any time been liable and since the Accounts Date, the Company has not incurred any liability to, or been accountable for, any stamp duty reserve tax. There has been no agreement within section 87(1) of the FA 1986 which could lead to the Company incurring such a liability or becoming so accountable.

25.3	No circumstances exist under which paragraphs 5 or 12 of Schedule 7 to the FA 2003 (recovery of relief from another group company or controlling director) could apply to the Company.

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26.	VALUE ADDED TAX

26.1	The Company is registered for the purposes of the VATA and has made, given, obtained and kept full, complete, correct and up-to-date records, invoices and other documents appropriate or required for those purposes and is not in arrears with any payments or returns due.

26.2	The Company has not been:

26.2.1	subject to any interest, forfeiture, surcharge or penalty;

26.2.2	given any notice under sections 59, 59A or 64 of the VATA;

26.2.3	given a warning within section 76(2) of the VATA; or

26.2.4	required by HM Revenue & Customs to give security under paragraph 4 of Schedule 11 to the VATA (power to require security and production of evidence).

26.3	All supplies made by the Company are taxable supplies. The Company has not been, or will not be, denied full credit for all input tax under sections 25 and 26 of the VATA 1994 (and regulations made under it) or for any other reasons. All VAT paid or payable by the Company is input tax as defined in section 24 of the VATA and regulations made under it.

26.4	All VAT due and payable to HM Revenue & Customs has been declared and paid in full.

26.5	The Company has never been treated as a member of a group under section 43 of the VATA and no application has ever been made for it so to be treated.

26.6	The Company does not own, or has at any time within the period of ten years preceding the date of this agreement owned, any assets which are capital items that are subject to the capital goods scheme under Part XV of the VAT Regulations 1995.

26.7	The Company has not entered into any self-billing arrangement (in the circumstances provided in section 29 of the VATA) in respect of supplies made by any other person, nor has it at any time agreed to allow any such person to make out VAT invoices in respect of supplies made by the Company.

26.8	Full details of any claim for bad debt relief under section 36 of the VATA made by the Company have been Disclosed.

27.	INDIRECT TAX

The Company is not, nor has it ever been, a registrable person for the purposes of any Tax (other than VAT) administered by HM Revenue & Customs.

28.	OVERSEAS ELEMENTS

28.1	The Company is not holding, nor has it held in the past seven years, any interest in any company the profits of which are, or have been, liable to the CFC charge within Chapter 2 of Part 9A of the TIOPA or Chapter IV of Part XVII of the ICTA. The Company does not have any material interest in an offshore fund as defined in Part 1 of Schedule 22 to the Finance Act 2009.

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28.2	The Company has not received any foreign loan interest in respect of which double taxation relief will, or may, be restricted under section 50 of the TIOPA.

28.3	The Company has not been a party to any transaction or arrangement whereby it is, or may become, liable for Tax by virtue of sections 835U, 971 and 972 of the ITA (or regulations made under them).

29.	INTELLECTUAL PROPERTY

29.1	The Company has not sold or agreed to sell any patent rights for a capital sum which would be chargeable as income pursuant to section 912 of the CTA 2009.

29.2	Since the Accounts Date the Company has not acquired or disposed of or agreed to acquire or dispose of know-how (whether or not together with a trade or part of a trade) in connection with which Chapter 13 of Part 3 of the CTA 2009 apply or may apply.

30.	INTANGIBLE ASSETS

30.1	No claims or elections have been made by the Company under Chapter 7 of Part 8 of the CTA 2009 or section 827 of the CTA 2009 in respect of any intangible fixed asset of the Company.

30.2	Since the Accounts Date:

30.2.1	the Company does not own an asset which has ceased to be a chargeable intangible asset in the circumstances described in section 859 of the CTA 2009;

30.2.2	the Company has not realised or acquired an intangible fixed asset for the purposes of Part 8 of the CTA 2009; and

30.2.3	no circumstances have arisen which have required, or will require, a credit to be brought into account by the Company on a revaluation of an intangible fixed asset.

31.	GENERAL

31.1	The Company has not entered into any transaction to which the provisions of sections 227 to 235 of the CTA 2009 have or could be applied.

31.2	The Company has not at any time been a member of any European Economic Interest Grouping (as defined in section 990 of the Tax Act) or other unincorporated association.

31.3	The Company:

31.3.1	has not acquired any benefit under any policy of assurance otherwise than as original beneficial owner;

31.3.2	is not entitled to the benefit of any policy of insurance against risk of damage to or loss of chargeable assets within section 204 of the TCGA; and

31.3.3	has not acquired for a consideration in money or money's worth any policy of assurance or contract for a deferred annuity on human life within the meaning of section 210 of the TCGA.

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31.4	The Company is not bound by or party to any Tax indemnity, Tax sharing or any Taxation allocation agreement in respect of which claims against the Company would not be time barred.

Part D- Tax Administration

1.	TAX RETURNS

1.1	Subject to the provisions of this paragraph 1, the Buyer and the duly approved agents of the Buyer will be responsible for, at the cost of the Buyer, and have the conduct of preparing and submitting and dealing with all enquiries and requisitions in respect of all Tax returns and associated computations of the Group Companies for all Tax periods of the Group Companies ending on or before Completion as required by law, provided that:

1.1.1	all returns, computations, documents and substantive correspondence relating to them will be submitted in draft form by the Buyer to the Sellers or its duly authorised agents for comment at least within 30 Business Days before they are submitted to the relevant Tax Authority;

1.1.2	the Buyer will take into account all reasonable comments and suggestions made by the Sellers;

1.2	the Buyer undertakes to procure that the relevant Group Company will sign and submit to the relevant Tax Authority all accurately completed Tax returns and associated computations within the applicable time limits.

1.3	This paragraph 1 will not apply to a Claim for Tax.

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The parties have entered into this agreement on the date stated at the beginning of it.

SIGNED by STUART MILTON	Signature /s/ Stuart Milton

SIGNED by LOUISE SMITH	Signature /s/ Louise Smith

SIGNED on behalf of HELPSONIC LIMITED PENSION FUND by St Cross Trustees Limited in its capacity as independent trustee (acting by its duly authorised attorney)	Signature /s/ Stuart Milton Authorised attorney
Print name Stuart Milton

SIGNED on behalf of HELPSONIC LIMITED PENSION FUND by Julia Milton in her capacity as trustee (acting by her duly authorised attorney)	Signature /s/ Stuart Milton Authorised attorney
Print name Stuart Milton

SIGNED on behalf of HELPSONIC LIMITED PENSION FUND by Stuart Milton as trustee	Signature /s/ Stuart Milton

SIGNED on behalf of THE POPPY TRUST by Frazer Jackson Smith in his capacity as trustee (acting by his duly authorised attorney)	Signature /s/ Louise Smith Authorised attorney
Print name Louise Smith

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SIGNED on behalf of THE POPPY TRUST by Louise Smith as trustee	Signature /s/ Louise Smith

SIGNED on behalf of LONGBRIDGE RECRUITMENT 360 LIMITED	Signature /s/ Brendan Flood Director
Print name Brendan Flood

SIGNED on behalf of STAFFING 360 SOLUTIONS, INC.	Signature /s/ Brendan Flood Director
Print name Brendan Flood

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